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                                  EXHIBIT 10.34
                                  -------------



                           BUSINESS VENTURE AGREEMENT

                                       BY

                                       AND

                                      AMONG


                                   M-I L.L.C.,



                           ALLIS-CHALMERS CORPORATION,

                                       AND

                          MOUNTAIN COMPRESSED AIR, INC.
                          -----------------------------


                               DATED JUNE 27, 2003


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                                TABLE OF CONTENTS



SEC.     SECTION NAME                                                       PAGE
----     ------------                                                       ----

1.0      PURPOSE                                                               3

2.0      FORMATION, ORGANIZATION AND MANAGEMENT                                4

3.0      SCOPE OF AGREEMENT                                                   21

4.0      ADDITIONAL SUPPORT BY THE PARTIES                                    21

5.0      ACCOUNTING AND BUSINESS PRACTICES                                    23

6.0      AUDITS                                                               24

7.0      TERM AND TERMINATION                                                 24

8.0      ASSIGNMENT, INDEMNITIES AND INSURANCE                                31

9.0      FORCE MAJEURE                                                        36

10.0     GOVERNING LAW                                                        37

11.0     NON-BINDING ARBITRATION                                              37

12.0     CONFIDENTIALITY                                                      39

13.0     OTHER AGREEMENTS                                                     39

14.0     SEVERABILITY                                                         39

15.0     NOTICES                                                              40

16.0     GENERAL PROVISIONS                                                   41

17.0     NON-COMPETITION OF PARTIES                                           41

18.0     DEFINITIONS                                                          42

19.0     EMPLOYEES                                                            46

20.0     INCOME TAX RETURNS, TAX ACCOUNTING, TAX ELECTIONS                    48

                                       2
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                           BUSINESS VENTURE AGREEMENT
                           --------------------------

         THIS BUSINESS VENTURE AGREEMENT (the "Agreement") is made and entered into this the 27th day of June, 2003, by and among M-I L.L.C. ("M-I"), a Delaware limited liability company, having an address of 5950 North Course Drive, Houston, Texas 77072, Allis-Chalmers Corporation ("AC"), a Delaware corporation, having an address of 7660 Woodway, Suite 200, Houston, Texas 77063 and Mountain Compressed Air, Inc. ("MCA"), a Texas corporation, having the same address as AC.

                                   WITNESSETH:

         WHEREAS, M-I is engaged in the provision of compressed air services business for drilling and workover in the energy industry throughout the world ("M-I Business"); and

         WHEREAS, AC is engaged through MCA, which is a wholly owned subsidiary of OilQuip Rentals, Inc., a Delaware corporation, which is a wholly owned subsidiary of AC, in the provision of compressed air services business in the energy and other industries in the United States of America ("MCA Business"); and

         WHEREAS, AC, MCA and M-I desire to work together to develop business for air compression in the drilling and workover and other markets throughout the world.

         NOW THEREFORE, in consideration of the representations, covenants and agreements contained herein, the Parties agree as follows:

         For purposes of this Agreement, capitalized terms not otherwise defined herein shall have the meanings specified or referred to in Section 18 hereof.

1.0   PURPOSE OF THE BUSINESS VENTURE.
-------------------------------------
         AC, MCA and M-I hereby enter into a business venture for the purpose of developing and expanding the business for air compression in the drilling and workover markets worldwide. MCA and M-I will provide related products, services and technology for sale and distribution to the energy and other industries (the "Business" as further defined in Section 18 hereof), upon the terms and conditions contained herein. MCA, AC and M-I each hereby warrants and agrees


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that it will act in good faith in all respects and will use its best commercial efforts to further the purposes of the Business. Further, MCA, AC and M-I agree that any liability incurred by the respective Parties before the Closing Date or which relates to the period before the Closing Date shall remain the obligation of the Party incurring the liability unless stated otherwise in this Agreement.

2.0   FORMATION, ORGANIZATION AND MANAGEMENT.
---------------------------------------------

         2.1 LEGAL ENTITY. AC, MCA and M-I shall carry out the purposes of this Agreement and conduct the Business through AirComp L.L.C. (hereinafter "the Company"), a limited liability company organized and formed under the laws of the State of Delaware on May 31, 2003. The Company is owned fifty-five percent (55%) by MCA and forty-five percent (45%) by M-I (individually called a "Percentage Interest" and collectively called "Percentage Interests"), and subject to the terms and provisions of this Agreement, MCA and M-I shall share in the profits or losses of the Company in such Percentage Interests. MCA and M-I will be the only members in the Company on the Closing Date.

         Either MCA or M-I shall be free hereafter to transfer its Percentage Interest in the Company to an Affiliate, as hereinafter defined, or the Owners may sell their Percentage Interests in accordance with Section 7 of the Agreement.

         2.1.1 MANAGEMENT COMMITTEE. The Company shall be governed by a Management Committee in accordance with this Agreement and any constitutive documents evidencing its formation. Notwithstanding the foregoing, the Company shall always be governed by a Management Committee comprised of six members (the "Managers" or individually, a "Manager"), three of which shall be selected by MCA and three of which shall be selected by M-I. The Chairman of the Management Committee shall be selected by M-I and the terms of office of the Managers shall be for a period of one (1) year unless otherwise replaced by M-I or MCA, respectively. Each Manager may be re-appointed for successive one-year terms at the discretion of and by the Party, as hereinafter defined, which originally appointed such Manager, and any successors or substitutes to the Manager shall be appointed by the Party which originally appointed such Manager.

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         2.1.2 MANAGEMENT COMMITTEE MEETINGS. Management Committee meetings may be called at any time by any Manager or the President of the Company on not less than three (3) days nor more than ninety (90) days notice before the date of the meeting to each Manager, either personally, or by mail, telephone, fax or delivery service at such time and place as designated in the notice to the Managers, but in no event less than once every three (3) months within thirty
(30) days of the end of each fiscal quarter. In the event of a tie on any vote taken by the Management Committee Managers, MCA will cast the tie-breaking vote on all matters to come before and be decided by the Management Committee. The President of the Company may be an ex officio member of the Management Committee but will not have a vote on any matters to come before the Management Committee and is not considered a Manager as defined above. At all Management Committee meetings, the presence of at least one Manager appointed by each Party and written proxies for all absent Managers are required to constitute a quorum. At any meeting of the Managers, every Manager entitled to vote at such meeting shall be entitled to vote in person or by proxy, executed in writing by such Manager or by his duly authorized attorney-in-fact. Proxies shall be filed with the Chairman immediately after the meeting has been called to order. Management Committee meetings may be held by means of a telephone conference, video conference or other electronic means. and, notwithstanding any other provision herein, all actions of the Management Committee provided for herein may be taken by unanimous written consent without a meeting. Any such action taken without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by ALL the Managers.

         2.1.3 AUTHORITY AND LIABILITY OF THE MANAGERS TO THIRD PARTIES. No Manager has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company without the approval of the Management Committee. No Manager is liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

         2.1.4 COMPENSATION OF MANAGERS. Managers, as such, shall not receive any salary from the Company for their services. This does not preclude any Manager from serving the Company in some other capacity and receiving compensation for such service.

         2.1.5 INDEMNIFICATION OF THE MANAGERS. The Managers shall be indemnified and held harmless by the Company, including advancement of expenses, but only to the extent that the Company's assets are sufficient therefor, from and against all claims, liabilities, and expenses arising out of any management of Company affairs, but excluding those caused by the gross negligence or

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willful misconduct of the Manager, subject to all limitations and requirements imposed by the Delaware Limited Liability Company Act. These indemnification rights are in addition to any rights that the Managers may have against third parties. THE FOREGOING INDEMNIFICATION SPECIFICALLY INCLUDES THOSE CLAIMS THAT ARISE OUT OF THE INDEMNIFIED PARTY'S SOLE, JOINT OR CONTRIBUTORY NEGLIGENCE, BUT SPECIFICALLY EXCLUDES THOSE CLAIMS THAT ARISE OUT OF THE INDEMNIFIED PARTY'S WILLFUL MISCONDUCT, FRAUD OR GROSS NEGLIGENCE. THE INDEMNIFIED PARTY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT IF NOT FOR THIS INDEMNIFICATION.

         2.1.6 FOREIGN QUALIFICATION. The Managers shall cause the Company to comply, to the extent legally possible, with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction in which the Company conducts business. To the extent required by law or as the Managers determine is otherwise advisable, the Managers shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.

         2.2  CONTRIBUTION OF ASSETS.

         2.2.1. INITIAL CONTRIBUTIONS. At Closing, M-I shall contribute the assets shown on Schedule 2.2.1.1, including the equipment in an "as is, where is" condition without any representation as to the condition thereof, and the debts shown on Schedule 2.2.1.2 (hereinafter collectively called the "M-I Contributed Assets") to the Company. M-I hereby represents and warrants to the Company and MCA, that (i) said M-I Contributed Assets shall be free of any and all obligations, liens, encumbrances, claims or demands from any Person, except those shown on Schedule 2.2.1.2, and (ii) to the best of its knowledge, information and belief, that there are no claims or potential claims with respect to the M-I Intellectual Property (hereinafter defined) arising out of any use, reproduction or sale of the M-I Products (hereinafter defined) prior to the Closing. At Closing, MCA shall contribute the assets shown on Schedule 2.2.1.3, including the equipment in an "as is, where is" condition without any

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representation as to the condition thereof, and the debts shown on Schedule
2.2.1.4, (hereinafter collectively called the "MCA Contributed Assets"). MCA hereby represents and warrants to the Company and M-I, that (i) said MCA Contributed Assets shall be free of any and all obligations, liens, encumbrances, claims or demands from any Person, except those shown on Schedule 2.2.1.4, and (ii) to the best of its knowledge, information and belief, that there are no claims or potential claims with respect to the MCA Intellectual Property (hereinafter defined) arising out of any use, reproduction or sale of the MCA Products (hereinafter defined) prior to the Closing. It is the express intent of M-I and MCA that MCA shall be the majority owner of the Company throughout the term of this Agreement, unless this Agreement is earlier terminated pursuant to Section 7.

         2.2.2. ADJUSTMENTS. Unless otherwise agreed by the Management Committee or as otherwise compelled by operation of applicable law, no adjustment to the Percentage Interest of either MCA or M-I shall be made except as a result of a transfer of its Percentage Interest or a portion thereof pursuant to the terms of this Agreement.

         2.3 CLOSING.

         2.3.1 PLACE. The Closing shall take place at the offices of M-I, located at 5950 North Course Drive, Houston, Texas, 77072, at such time and date as may be mutually agreed upon by M-I AC, and MCA. The date of the Closing shall be referred to in this Agreement as the "Closing Date."

         2.3.2. EFFECTIVE DATE. The Effective Date of the formation of the business venture and the Company contemplated by this Agreement shall be on the later of June 30, 2003, or the date that MCA has secured the financing described in the Funding Agreement, attached hereto and incorporated by reference as Exhibit A, and that each Party has complied with all other terms and provisions of this Agreement at or prior to Closing.

          2.3.3 PROCEEDINGS AT CLOSING. All proceedings to be taken, all payments to be made and all documents to be executed and delivered by Parties at the Closing shall be deemed to have been taken, paid, executed and delivered simultaneously, and no proceedings shall be deemed taken, no payments shall be deemed made nor any documents executed or delivered until all have been taken, paid, executed and delivered.

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         2.3.4 DOCUMENTS TO BE DELIVERED TO MCA AT CLOSING. At the Closing, M-I
shall execute (where necessary) and deliver, or shall cause to be executed (where necessary) and delivered, to AC and/or MCA the following:

                  (a) bill of sale or other appropriate document of conveyance, transfer or assignment with respect to M-I's ownership interest in the M-I Contributed Assets, the form and substance of which shall be acceptable to MCA;

                  (b) certificates of title or other appropriate documents transferring good title to all vehicles and other equipment comprising any part of the M-I Contributed Assets to the Company as identified in Schedule 2.3.4 (b) (with respect to vehicles, transfer of title does not have to be consummated for sixty (60) days after Closing since it may require time to have certificates of title transferred);

                  (c) assignments conveying all right, title and interest of M-I in the M-I Assumed Contracts to the Company as identified in the attached
Schedule 2.3.4 (c), including any consents to assignment by the third parties with whom M-I is contracted;

                  (d) assignments conveying all right, title and interest of M-I in the M-I Real Estate Leases to the Company, as identified in the attached
Schedule 2.3.4 (d), including any consents to assignment by the third parties with whom M-I is contracted;

                  (e) assignments (excluding foreign patents or applications requiring legalization) in recordable form, where appropriate, conveying good title to all M-I Intellectual Property relating to the M-I Business to the Company, as identified in the attached Schedule 2.3.4 (e);

                  (f) releases of all liens, loans or encumbrances relating to the M-I Contributed Assets;

                  (g) a document certifying that the signatory of this Agreement has the authority to sign this Agreement on behalf of M-I; and

                  (h) such other documents and instruments as are customary under such circumstances or as may be reasonably necessary to effectuate the transactions contemplated hereby;

                  (i) an affidavit duly signed by an officer of M-I that the M-I Contributed Assets represent everything reasonably necessary to conduct the Business following Closing in a manner consistent with the business conducted prior to Closing.

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         The assignments referenced in this Section 2.3.4 shall include all rights to claims for Damages for past infringement of any M-I Intellectual Property, or for any misappropriation of proprietary information relating to the M-I Business, with the right to sue for and collect Damages for the benefit of the Company and said assignments shall, with respect to any United States patents or patent applications and trademarks or trademark applications, be in a form and state of completed execution, suitable for recording transfer of title to the Company. The assignments referenced in this Section 2.3.4 shall also include the obligation by Company to defend any counter-suit for invalidity of the M-I Intellectual Property or for misappropriation of proprietary information relating to the M-I Business. Individual assignments in a form and state of completed execution, excluding legalization if otherwise necessary, suitable for acceptance by individual jurisdictions other than the United States for recording transfer of title to the Company shall be provided as soon after the Closing as is reasonably possible. M-I shall cause to be delivered to the Company all files and other related materials (including but not limited to lab notebooks, conceptive documents and test data) pertaining to such patents, trademarks, and copyrights, and applications therefore, domestic and foreign, and shall notify the Company of M-I's assumption of future responsibility for the patents, trademarks, copyrights and pending applications thereon related to the M-I Intellectual Property, it being the intention of the Parties that M-I shall assume this responsibility on behalf of the Company for all such current and future matters. In connection with M-I's handling of patents, trademarks and pending applications thereon, M-I shall keep the Company promptly advised of any and all M-I Office Actions, proposed responses, or proposed dispositive actions and any proposed decision by M-I to abandon or allow to lapse any patent, trademark registration or application therefore. However, M-I shall have sole authority and discretion to act as it sees fit with respect to M-I's handling of the patents, trademarks and pending applications. Provided that in the event M-I decides to abandon any patent, trademark or pending applications therefore, the Company shall be given the opportunity to maintain and/or prosecute any such patent, trademark or pending applications therefore, and M-I, MCA and AC shall thereafter have no ownership in or any license under such patent, trademark or pending application therefore. Further M-I agrees that it will provide all reasonable assistance to the Company in connection with the Company's handling of the patents, trademarks and pending applications with respect to M-I Intellectual Property.

         2.3.5. DOCUMENTS TO BE DELIVERED TO M-I AT CLOSING. At the Closing, MCA and/or AC shall execute (where necessary or as the case may be) and deliver, or shall cause to be executed (where necessary) and delivered, to M-I the following;

                  (a) bill of sale or other appropriate document of conveyance, transfer or assignment with respect to MCA's ownership interest in the MCA Contributed Assets, the form and substance of which shall be acceptable to M-I;

                  (b) certificates of title or other appropriate documents transferring good title to all vehicles and other equipment comprising any part of the MCA Contributed Assets to the Company as identified in Schedule 2.3.5 (b) (with respect to vehicles, transfer of title does not have to be consummated for sixty (60) days after Closing since it may require time to have the certificates of title transferred);

                  (c) assignments conveying all right, title and interest of MCA in the MCA Assumed Contracts to the Company as identified in the attached
Schedule 2.3.5 (c), including any consents to assignment by the third parties with whom MCA is contracted;

                  (d) assignments conveying all right, title and interest of MCA in the MCA Real Estate Leases to the Company, as identified in the attached
Schedule 2.3.5 (d), including any consents to assignment by the third parties with whom MCA is contracted;

                  (e) assignments (excluding foreign patents or applications requiring legalization) in recordable form, where appropriate, conveying good title to all MCA Intellectual Property relating to the MCA Business to the Company, as identified in the attached Schedule 2.3.5 (e);

                  (f) releases of all liens, loans or encumbrances relating to the MCA Contributed Assets or bank documents showing the extent and terms of any liens, loans or encumbrances thereon;

                  (g) a certified copy of the resolutions of the Board of Directors of AC and MCA properly authorizing and approving this Agreement and the transactions contemplated hereby; and

                  (h) such other documents and instruments as are customary under such circumstances or as may be reasonably necessary to effectuate the transactions contemplated hereby;

                  (i) affidavits from MCA and AC duly signed by an officer of the respective company declaring that the MCA Contributed Assets represent everything reasonably necessary to conduct the Business following Closing in a manner consistent with the business conducted prior to Closing;

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                  (j) a signed employment contract between the Company and the
President of the Company as previously reviewed and agreed by MCA, AC and M-I;

                  (k) a Parent Company Guarantee, attached as Exhibit B, executed by AC on behalf of MCA, in which AC guarantees that it shall be responsible for MCA's performance of all MCA's obligations under this Agreement and any exhibits or schedules hereto should MCA fail to perform such obligations.

         The assignments referenced in this Section 2.3.5 shall include all rights to claims for Damages for past infringement of any MCA Intellectual Property, or for any misappropriation of proprietary information relating to the MCA Business, with the right to sue for and collect Damages for the benefit of the Company and said assignments shall, with respect to any United States patents or patent applications and trademarks or trademark applications, be in a form and state of completed execution, suitable for recording transfer of title to the Company. The assignments referenced in this Section 2.3.5 shall also include the obligation by Company to defend any counter-suit for invalidity of the MCA Intellectual Property or for misappropriation of proprietary information relating to the MCA Business. Individual assignments in a form and state of completed execution, excluding legalization if otherwise necessary, suitable for acceptance by individual jurisdictions other than the United States for recording transfer of title to the Company shall be provided as soon after the Closing as is reasonably possible. MCA shall cause to be delivered to the Company all files and other related materials (including but not limited to lab notebooks, conceptive documents and test data) pertaining to such patents, trademarks, and copyrights, and applications therefore, domestic and foreign, and shall notify the Company of MCA's assumption of future responsibility for the patents, trademarks, copyrights and pending applications thereon related to the MCA Intellectual Property, it being the intention of the Parties that MCA shall assume this responsibility on behalf of the Company for all such current and future matters. In connection with MCA's handling of patents, trademarks and pending applications thereon, MCA shall keep the Company promptly advised of any and all MCA Office Actions, proposed responses, or proposed dispositive actions and any proposed decision by MCA to abandon or allow to lapse any patent, trademark registration or application therefore. However, MCA shall have sole authority and discretion to act as it sees fit with respect to MCA's handling of the patents, trademarks and pending applications. Provided that in the event MCA decides to abandon any patent, trademark or pending applications therefore, the

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Company shall be given the opportunity to maintain and/or prosecute any such patent, trademark or pending applications therefore, and M-I, AC and MCA shall thereafter have no ownership in or any license under such patent, trademark or pending application therefore. Further MCA agrees that it will provide all reasonable assistance to the Company in connection with the Company's handling of the patents, trademarks and pending applications with respect to MCA Intellectual Property.

         2.3.6. PRO-RATION OF TAXES. In the case of the Contributed Assets, any ad valorem, property or similar Taxes shall be prorated on a per diem basis through the Closing Date, with the Company being responsible for all of such prorated Taxes attributable to the period or periods ending on or after the Closing Date and M-I and MCA being responsible for the Taxes relating to their Contributed Assets for the period ending on the Closing Date. Promptly upon receipt, the Company or the Parties, as appropriate, shall provide the other with copies of all bills for which the other Party or the Company is responsible in whole or in part pursuant to this Section. The resulting amount payable by the Parties or the Company shall be paid promptly upon demand by the Party hereto to whom such payment is owed.

         2.3.7. POST-CLOSING AUDIT. Within 60 days of Closing Date, each Party shall cause to have undertaken a physical audit of the assets of the other Party contributed to the Company. Any differences between the assets counted in this audit and the lists in the Schedules of this Agreement will be agreed between the Parties and corresponding adjustments of fair market values will be made to the balance sheet of the Company. To maintain the equity interest of each Party in the Company, the differences will be reconciled by making charges or credits to the intercompany loans of each Party.

         2.4 MANAGEMENT. MCA shall appoint the President of the Company, subject to the approval of M-I, which approval shall not be unreasonably withheld. The Management Committee shall have the power to terminate the President. The President shall, under the supervision and direction of the Management Committee of the Company, implement all policies, plans, programs, budgets and directives of said Management Committee and generally manage all aspects of the day-to-day activities of the Company in the conduct of the Business. The President shall keep MCA and M-I advised of his activities to the same extent. The President will implement or cause to be implemented the monthly planning, forecasting and reporting requirements set forth in Schedule 2.4. The Parties shall cause the

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Management Committee of the Company to delegate the management of the Company's day-to-day activities to the President. Notwithstanding any other provision contained in this Agreement to the contrary, the President shall not have authority to undertake and shall not undertake any of the following actions, without either the unanimous written consent of the Management Committee of the Company, or the Management Committee's pre-approval on a unanimous basis as identified in a delegation of authority document with approval limits for the
Company:

                  a. EQUIPMENT. The purchase of equipment in excess of US$20,000 unless the equipment is specifically included in the annual profit plan or budget, in which case the limit is US$100,000, and leases of any equipment for a term longer than one (1) year or for an amount in excess of US$50,000;

                  b. INVENTORY LEVELS. The purchase of inventory which would take the total inventory value for the Company above US$1,000,000;

                  c. ASSET SALES. Sale of any assets valued at over US$100,000 and of any other assets not sold in the ordinary course of business;

                  d. MATERIAL CONTRACTS OR UNUSUAL TRANSACTIONS. Entering into Material Contracts (defined in Section 18 hereof) or transactions outside the regular course of business or which are materially different (in size, terms, or subject matter) from the usual and regular course of the Company's ordinary business affairs;

                  e. BORROWING. Any borrowing, whether secured or unsecured (not including the receipt of credit in the ordinary course of business in connection with the purchased services or products).

                  f. SALARIES AND BENEFIT PLANS. Establishing or changing salaries, wages, benefit plans and other compensation paid to officers and key employees of the Company, except as specifically approved in the annual profit plan or budget.

                  g. CAPITAL EXPENDITURES. Approval of capital expenses over US$20,000 and capital expenses not included in the annual operations expenditure budget.

                  h. ACTIVITIES OUTSIDE BUSINESS PURPOSE. Making changes to or modifications in the purpose or objectives of the Company in the conduct of the Business.

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                  i. CREATION OF LIENS. Creation of any liens, mortgages (other than a lien resulting from application of the law) or any other fixed or floating mortgages on all or any part of the Business, its property or assets.

                  j. APPROVAL OF BUSINESS ACCOUNTS. Approval of Business Accounts, financial statements, distribution of profits, and/or cash, except as specifically approved and instructed by the Management Committee.

                  k. ELECTION OF CORPORATE OFFICERS. Election of corporate officers of the Company.

         2.5 START-UP COSTS. AC, MCA and M-I shall each pay its respective legal fees associated with the negotiation, implementation and execution of this Agreement and the Exhibits hereto. The costs and expenses incurred in the organization of the Company, including any fees for translation or registration of documents or notarial fees or legal fees shall be paid by each Party hereto in accordance with its equity ownership ratio in the Company. In addition, all bank fees, loan fees, financing fees, or other fees, including legal fees of bank or financing sources or qualification to do business by the Company in such states where it will transact business, shall be paid by the Company at Closing or reimbursed by the Company to such Party who may have previously paid such fees.

         2.6 FUNDING OF THE COMPANY. M-I and MCA agree to fund the Company by making loans to the Company in proportion to their equity interest when required by the Company following unanimous approval of the Management Committee. All such loans shall bear interest at an annual percentage rate of five percent (5%) or One-Year London Inter-Bank Offer Rate (LIBOR) plus two percent (2%), whichever is the higher, payable quarterly until repaid in full. In no case shall MCA, AC and M-I together be required to loan more than US$1,000,000 to the Company in any one calendar year. Neither MCA nor AC together nor M-I individually shall be expected to extend loans to the Company such that the total outstanding loan exceeds US$2,000,000 each. The Company's initial funding will be governed by the terms of the Funding Agreement, attached hereto as Exhibit A. All fees and expenses related to the Funding Agreement shall be paid for by the Company.

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         2.7 BUSINESS NAME. All activities of the Business shall be conducted using the name AIRCOMP L.L.C., or any other name approved by the unanimous consent of the Management Committee.

         2.8  FUTURE TECHNOLOGY.

         2.8.1 M-I, MCA and AC agree that any and all know-how, ideas, inventions, improvements, developments, enhancements, discoveries, whether patentable or not, arising out of or directly related to the Technology, acquired by, conceived of, invented by, or developed by the Company during the term of this Agreement shall be owned by the Company, and M-I, MCA and AC agree to promptly notify the Company of any such future technology.

         2.8.2 In the event that M-I on behalf of the Company fails to prepare, file or prosecute a patent application to an invention related to the Technology and transferred to or developed through it, e.g. by M-I as per Section 2.8.1. above, or in the event M-I on behalf of the Company, decides not to pursue or decides to discontinue preparation, filing or prosecution of any such patent application or any continuations, divisions, reissues, reexaminations or counterparts thereof, or in the event that M-I on behalf of the Company fails to pay any tax or other fee with respect to a patent or patent application related to the Technology or included in the M-I Intellectual Property, M-I shall give timely notice thereof to the Company, and the Company shall have the right to obtain and protect the entire right, title and interest in and to such application, continuation, division, reissue, reexamination or counterpart thereof at the election and expense of the Company, all without further compensation to M-I. Thereafter, M-I shall, upon the request of the Company, promptly execute any and all assignments or other papers or instruments and shall provide such assistance and do all acts that the Company, deems necessary or useful to accomplish the above. M-I shall, nevertheless, have a perpetual royalty-free worldwide license with regard to any such Intellectual Property.

         2.8.3 In the event that AC or MCA on behalf of the Company fails to prepare, file or prosecute a patent application to an invention related to the Technology and transferred to or developed through it, e.g. by AC or MCA as per
Section 2.8.1. above, or in the event AC or MCA on behalf of the Company, decides not to pursue or decides to discontinue preparation, filing or prosecution of any such patent application or any continuations, divisions, reissues, reexaminations or counterparts thereof, or in the event that AC or MCA on behalf of the Company fails to pay any tax or other fee with respect to a patent or patent application related to the Technology or included in the MCA Intellectual Property, AC or MCA shall give timely notice thereof to the

Company, and the Company shall have the right to obtain and protect the entire right, title and interest in and to such application, continuation, division, reissue, reexamination or counterpart thereof at the election and expense of the Company, all without further compensation to AC or MCA. Thereafter, AC or MCA shall, upon the request of the Company, promptly execute any and all assignments or other papers or instruments and shall provide such assistance and do all acts that the Company, deems necessary or useful to accomplish the above. MCA shall, nevertheless, have a perpetual royalty-free worldwide license with regard to any such Intellectual Property.

         2.9  DISTRIBUTIONS OF PROFITS OR CASH; CAPITAL ACCOUNTS.

         2.9.1 Upon the approval of and recommendation by the Management Committee, after taking into consideration the cash requirements for debt servicing, debt reduction, intercompany loans, equipment maintenance, capital expenditures and working capital requirements of the Company, the Owners shall, following unanimous consent of the Management Committee, either cause the Company to distribute all available profits and/or cash, or distribute only a portion of available profits and/or cash to the Owners in accordance with their Percentage Interests. No distributions shall be made if prohibited by applicable law or if the Company is then insolvent or would thereby be made insolvent or would be rendered unable to carry on its business purposes as a result of such distribution, or if the fair market value of the Company's assets after such distribution would be insufficient to meet its liabilities. The value of any non-cash assets, if any, to be distributed to the Owners shall be determined by unanimous consent of the Management Committee. All distributions of non-cash assets or mixed distributions of cash and non-cash assets shall be pro rata in value.

         2.9.2. Upon the unanimous consent of the Management Committee, such profits and/or cash, as determined above, shall be distributed at least semi-annually within forty-five (45) days of the close of the second and fourth quarters of the fiscal year of the Company.

         2.9.3 All distributions shall be made in direct proportion to the respective Percentage Interests of each Owner in the Company. Any distribution to an Owner shall reduce the amount of such Owner's Capital Account as defined in Section 2.9.4, but no adjustment in Percentage Interest of any Owner shall be made on account of any pro rata distribution.

         2.9.4 As used herein, the term "Capital Account" shall mean and refer to the capital account of each Owner in the Company, reflecting the amount of the contribution of such Owner to the capital of the Company pursuant to section 2.2.1., as adjusted from time to time pursuant to Section 2.2.2. and Section 2.9.4(c). A Capital Account shall be maintained for each Owner. Neither Owner shall be required to make any contribution to the capital of the Company, except pursuant to this Section and other terms of this Agreement.

                  (a) NO INTEREST ON CAPITAL ACCOUNT. Interest earned on the Company funds shall inure solely to the benefit of the Company, and no interest shall be paid upon any contributions to the capital of the Company, nor upon any undistributed or reinvested income or profits of the Company.

                  (b) INITIAL CAPITAL ACCOUNTS. AC, MCA and M-I agree that, as of the date of this Agreement, the initial Capital Account balance of each Owner is:

         MCA       $11,709,000 (rounded to the nearest thousand)    55% interest

         M-I       $9,580,000 (rounded to the nearest thousand)     45% interest

The Parties acknowledge and agree that at and on the Closing Date, AC will not maintain a Capital Account in the Company, nor own a Percentage Interest in the Company.

                  (c) ADJUSTMENT TO CAPITAL ACCOUNTS. The Capital Account of each Owner shall be maintained in accordance with the final Treasury Regulations promulgated under Section 704(b) of the Internal Revenue Code of 1986 (as amended from time to time, the "Code"), and from time to time shall be:

         (1) Increased by:

                           (i) the amount of cash and the Agreed Value of all
property contributed by such Owner to the Company (As used herein, the term "Agreed Value" shall mean the fair market value of any property contributed to the Company, as unanimously agreed to by the Management Committee, net of any liabilities to which such property is subject),

                           (ii) the Owner's allocable share of income and gain
for federal income tax purposes,

                           (iii) that Owner's allocable share of income exempt
from tax described in section 705(a)(1)(B) of the Code,

                           (iv) the amount of any excess of such Owner's
allocable share of the total amount realized from the disposition of any depletable Company property over such Owner's remaining adjusted tax basis in such property as computed under the Treasury Regulations promulgated pursuant to
Section 704 of the Code,

                           (v) in the case of contributed property to which
Section 2.9.4(d)(2) applies that is sold (or deemed sold) or otherwise disposed of, the amount of gain that would have been allocated to such Owner under
Section 2.9.4(d) if the adjusted basis of such contributed property on the date it was contributed to the Company had been equal to the amount credited to the contributing Owner's Capital Account pursuant to Section 2.9.4(c) and any depreciation, depletion or amortization deemed to be allowable with respect to such property prior to such sale or other disposition is the amount allocated to the Owner's Capital Account pursuant to Section 2.9.4(c)(2)(v).

         (2) Decreased by:

                           (i) the amount of cash and the Agreed Value of
property distributed to such Owner,

                           (ii) that Owner's allocable share of losses and other
items of deduction for federal income tax purposes,

                           (iii) that Owner's allocable share of expenditures
described in Section 705(a)(2)(B) of the Code,

                           (iv) that Owner's depletion allowance with respect to
any depletable Company property (for the Owner's taxable year that ends with or within the Company's taxable year) and the amount of any excess of such Owner's remaining adjusted tax basis in, any depletable Company property over such Owner's allocable share of the total amount realized from the sale or other disposition of such property,

                           (v) in the case of contributed property to which
Section 2.9.4(d)(2) applies that is subject to an allowance for depreciation, depletion or amortization, the amount of depreciation, depletion or amortization that would have been allocated to such Owner under Section 2.9.4(d) if the adjusted basis of such contributed property on the date it was contributed to the Company had been equal to the amount credited to the contributing Owner's Capital Account pursuant to Section 2.9.4(c), and

                           (vi) in the case of contributed property to which
Section 2.9.4(d)(2) applies that is sold (or deemed sold) or otherwise disposed of, the amount of loss that would have been allocated to such Owner under Section 2.9.4(d) if the adjusted basis of such contributed property on the date it was contributed to the Company had been equal to the amount credited to the contributing Owner's Capital Account pursuant to Section 2.9.4(c) and any depreciation, depletion or amortization deemed to be allowable with respect to such property prior to such sale or other disposition is the amount allocated to the Owner's Capital Account pursuant to Section 2.9.4(c)(2)(v).

         (3) In determining the amount of depreciation, depletion and amortization deductions to be allocated and charged to the Capital Accounts of the Owners pursuant to clause (v) of Section 2.9.4(c)(2), such amount shall be determined in accordance with any method permissible under Treasury Regulation
Section 1.704-1(b)(2)(iv)(g)(3) that the Management Committee may select.

                  (d)      TAX ALLOCATIONS.

         (1) For federal income tax purposes, except as otherwise provided in paragraphs (2) and (5) below, each item of amount realized, income, gain, loss, deduction and credit of the Company shall be allocated between the Owners in accordance with their respective Percentage Interests.

         (2) In the case of any property contributed to the Company by an Owner, any gain, loss, amortization, depreciation, depletion and cost recovery deduction attributable to such property shall first be allocated to the contributing Owner in a manner consistent with the principles of Section 704(c) of the Code to take into account the variation between the Agreed Value of such property and its adjusted basis for federal income tax purposes at the time of contribution, and any remaining items shall be allocated among the Owners in accordance with their respective Percentage Interests.

         (3) It is intended that the allocations in paragraph (2) of this
Section 2.9.4(d) effect an allocation for federal income tax purposes pursuant to Section 704(c) of the Code and comply with any limitations or restrictions therein. Such allocations are designed to eliminate, to the extent possible, disparities that otherwise exist between the balances of the Owners' Capital Accounts as maintained pursuant to Section 2.9.4(c), and such balances had such Capital Accounts been maintained strictly in accordance with tax accounting principles. The Owners shall have complete discretion to make the allocations pursuant to this Section 2.9.4(d) and the adjustments to Capital Accounts pursuant to Section 2.9.4(c) in any reasonable manner consistent with the intentions of the Owners as reflected in the provisions of this Agreement and permitted or required by Section 704 of the Code or by final Treasury regulations promulgated thereunder.

         (4) To the extent of any recapture income resulting from the sale or other taxable disposition of a Company property or asset, the amount of any gain from such disposition allocated to an Owner (or its successor in interest) for Federal income tax purposes pursuant to the above provisions shall be deemed to be recapture income to the extent such Owner has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as recapture income.

         (5) In the event of the transfer of an Owner's Percentage Interest during a year, each item of Company amount realized, income, gain, loss, deduction and credit attributable to the transferred Percentage Interest shall, for Federal income tax purposes, be prorated between the transferor and the transferee on a daily or other reasonable basis, as required by Section 706 of the Code; provided, however, that gain or loss on the sale or other disposition of all or a substantial portion of the assets of the Company shall be allocated to the whole of the Owner's Percentage Interest on the date of sale.

         (6) In the event the Internal Revenue Service allocates income to an Owner pursuant to Section 482 of the Code, or any successor provision in law, with respect to any license transferred by the Company to such Owner (or its predecessor in interest), the deduction resulting to the Company from such
Section 482 adjustment shall be specially allocated to the Owner recognizing the correlative income adjustment.

         2.9.5. The Owners shall cause the Company to establish its fiscal year as January 1 through December 31.

3.0      SCOPE OF AGREEMENT.
---------------------------

         The Business shall consist of the marketing, sales and operations of Products, services and Technology contributed to the Company by AC, MCA and M-I and as may hereafter be developed and/or contributed to the Company pursuant to
Section 2.8.1.

         3.1 THE TERRITORY, PURPOSES AND POWER. The Business will operate worldwide. The purposes for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Delaware Limited Liability Company Act. The Company shall have any and all powers which are necessary or desirable to carry out the purpose and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Delaware Limited Liability Company Act. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in this Agreement.

         3.2 EXCLUSIVITY. While this Agreement remains in effect, each Party including any Affiliate, and any other company, partnership or joint venture in which a Party has an ownership interest or an income interest, shall offer the Products, services, and the Technology of the Business in the Territory exclusively through the Company.

         3.3 OTHER ACTIVITIES PERMITTED. Except as specifically set forth in
Section 3.2, nothing herein shall prohibit M-I and its Affiliates, or MCA and its Affiliates, from conducting any and all aspects of its other businesses throughout the world, provided, however, neither M-I and its Affiliates, nor MCA and its Affiliates, shall engage in the business of providing compressed air services.

4.0   ADDITIONAL SUPPORT BY THE PARTIES.
----------------------------------------

         4.1 SUPPORT BY MCA. MCA shall use reasonable efforts to provide additional support, either through itself or through AC, to the Company as follows:

                  a. TECHNICAL ASSISTANCE. MCA shall provide technical assistance to the Company, as required by the Company to support its customer's use of Products. Such technical assistance shall be provided at a rate to be mutually agreed upon between MCA and the Management Committee of the Company.

                  b. ACCOUNTING AND ADMINISTRATIVE ASSISTANCE. MCA shall provide such accounting and administrative assistance to the Company, as required by the Company. Such accounting and administrative assistance shall be provided at a rate to be mutually agreed upon between MCA and the Management Committee of the Company.

                  c. TRAINING. MCA shall, to the extent deemed appropriate by the President, provide experienced personnel to train employees of the Company as needed to support the Business operations throughout the world. Such training shall be provided at a cost to be mutually agreed upon between MCA and the Management Committee of the Company.

                  d. RESEARCH. In addition to the research described in Section 2.8, Future Technology, MCA will provide research needed to address product or systems improvements or for problem solving arising from field applications of Technology.

                  e. SALES AND COMMUNICATIONS INFRASTRUCTURE. At the request of the President, MCA shall provide the Company access to its drilling sales and communications infrastructure for the purposes of identifying markets, accumulating market data and supplying said data in furtherance of the Business.

                  f. SUPPORT EQUIPMENT. MCA shall lease to the Company such support equipment which MCA has available and which is deemed by the President to be reasonable or necessary to carry out the Business of the Company on such terms as are mutually agreeable between the Company and MCA. Any such lease agreement shall be presented to the Management Committee of the Company for prior approval.

                  g. PURCHASING SERVICES. If MCA is in a position to purchase goods or services on behalf of the Company at lower prices than those available to the Company directly or through MCA under Section 2.4(b) above, MCA shall, to the extent deemed appropriate by the President, provide such purchasing services to the Company. MCA shall charge the Company a rate for such services to be mutually agreed upon by MCA and the Management Committee of the Company.

         4.2 SUPPORT BY M-I. M-I shall use reasonable efforts to provide additional support to the Company as follows:

                  a. TECHNICAL ASSISTANCE. M-I shall provide technical assistance to the Company, as required by the Company to support its customer's use of Products. Such technical assistance shall be provided at a rate to be mutually agreed upon between M-I and the Management Committee of the Company.

                  b. TRAINING. M-I shall, to the extent deemed appropriate by the President, provide experienced personnel to train employees of the Company as needed to support the Business operations throughout the world. Such training shall be provided at a cost to be mutually agreed upon between M-I and the Management Committee of the Company.

                  c. RESEARCH. In addition to the research described in Section 2.8, Future Technology, M-I will provide research needed to address product or systems improvements or for problem solving arising from field applications of Technology.

                  d. SALES AND COMMUNICATIONS INFRASTRUCTURE. At the request of the President, M-I shall provide the Company access to its world-wide drilling sales and communications infrastructure for the purposes of identifying markets, accumulating market data and supplying said data in furtherance of the Business.

                  e. SUPPORT EQUIPMENT. M-I shall lease to the Company such support equipment which M-I has available and which is deemed by the President to be reasonable or necessary to carry out the Business of the Company on such terms as are mutually agreeable between the Company and M-I. Any such lease agreement shall be presented to the Management Committee of the Company for prior approval.

                  f. PURCHASING SERVICES. If M-I is in a position to purchase goods or services on behalf of the Company at lower prices than those available to the Company directly or through M-I under Section 2.4(b) above, M-I shall, to the extent deemed appropriate by the President, provide such purchasing services to the Company. M-I shall charge the Company a rate for such services to be mutually agreed upon by M-I and the Management Committee of the Company.

5.0   ACCOUNTING AND BUSINESS PRACTICES.
----------------------------------------

         5.1 ACCOUNTING PRACTICES. The Parties agree that the Company shall follow sound generally accepted accounting principles in accordance with accepted professional standards and any applicable laws or regulations. The Parties shall cause the Company to establish and maintain such detailed books of account as may be reasonably necessary to satisfy the financial and tax reporting obligations of the Parties.

         5.2 BUSINESS PRACTICES. The Parties agree to comply with all laws and regulations applicable to any activities carried out in the name of or on behalf of Company under the provisions of this Agreement and any amendments to it. Each of the Parties warrants that it has not made nor will it make, with respect to the operations of the Company hereunder, any payments, loans, gifts or promises or offers of payment, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of any government or to any other person if such Party knew or knows, or had/has reason to suspect, that any part of such payment, loan or gift, or promise or offer, would violate the laws or regulations of any government having jurisdiction over a Party hereto. The Parties separately agree to respond promptly in reasonable detail to any notice from the other Party or its auditors pertaining to the above-stated warranty and shall furnish adequate documentary support for such response upon request.

6.0   AUDITS.
-------------

         6.1 ANNUAL ACCOUNTING. The preparation of audited financial statements of the Business shall be completed each year within ninety (90) days following the close of the Company's fiscal year by a firm of independent certified public accountants or chartered accountants approved by M-I and MCA. The President shall be responsible for arranging to have a signed copy of the audited financial statements submitted to each member of the Management Committee of the Company within five (5) days from completion of said financial statements. The expense of the annual accounting of the Company shall be paid by the Company. Any additional reports required to be provided by the Company to the Company's lenders shall also be provided to each Party at the time such reports are provided to such lender.

         6.2 SPECIAL AUDITS. Any Party may at any time request a special audit of the books of account, records and affairs of the Company. The cost of any such special audit shall be paid by the Party requesting it. The Company and the Parties will cooperate with and use their best efforts to assist in such special audit.

7.0  TERM AND TERMINATION.
--------------------------

         7.1 TERM. Except as otherwise stated herein, the term of this Agreement, and of the Business to be conducted hereunder, shall be for an initial period of five (5) years from the Effective Date. On the fourth anniversary of the Closing Date, the Owners may mutually agree to an additional term ("Additional Term") for an additional period of time. In the absence of such an agreement, M-I may, by notice in writing on or within ninety (90) days following the fourth anniversary of the Closing Date, have the exclusive right to extend the Agreement for an additional term ("M-I Term") of up to two (2) years.

         7.2 BUYOUT. At any time, either Owner may upon the written agreement of the other Owner, purchase the other Owner's Percentage Interest in the Company upon the terms and conditions contained in such written agreement.

         7.2.1 BUYOUT AT TERMINATION. At or before the fourth anniversary of the Closing Date or one (1) year before the expiration of the M-I Term, or one (1) year before the expiration of the Additional Term, the Owners shall agree in writing on the appointment of a suitably qualified investment banking firm or broker ("Investment Banker") to solicit buyers for a sale of 100% interest in the Company. Upon the solicitation and receipt by the Investment Banker of a bona fide written offer for the Company, if both Owners agree in writing to such offer by a third party, then the Owners shall instruct the Investment Banker to facilitate such sale in which case the Owners shall each sell their Percentage Interest in the Company and receive the proceeds of the sale in accordance with their respective Percentage Interest in the Company. If one Owner does not agree to such offer by a third party, then the procedure detailed in Section 7.2.2 shall be followed. If following solicitation of buyers by the Investment Banker for at least a period of ninety (90) days there are no offers forthcoming for the Company during such period, the Investment Banker shall be instructed to "auction" the Company as a "going concern" and sell the Company at the highest bid received during an additional ninety (90) day period in which the Investment Banker conducts the "auction." Both Owners agree that once the auction has been instituted that they shall sell their Percentage Interests in the Company at the highest bid given in the auction, provided that the bid is worth more than fifty percent (50%) of the New Book Value of the Company at that time. In any event both Owners may bid during the auction for the Company. All licenses for any M-I Intellectual Property and MCA Intellectual Property granted by M-I and MCA, respectively, to the Company shall terminate and be of no further effect upon the sale of the Company.

         In the event that there is no bid worth more than fifty percent (50%) of the Net Book Value of the Company at the auction or that there is no buyer for the Company, the Owners may elect to (a) wind up the Company as described in
Section 7.2.5, (b) allow this Agreement to continue to the expiration of its current Term and follow the procedures of Section 7.2.4, (c) extend this Agreement for a further term which shall be treated as an Additional Term and follow the procedures of Section 7.2.1, or (d) accept the highest auction bid if there is one. In the event that the Owners cannot agree on one of the four above options, the Company will continue to operate until the end of the then current Term and then follow the procedures of Section 7.2.4.

         7.2.2 THIRD PARTY OFFER. If a third party not affiliated with either Owner hereto ("Potential Buyer") makes a bona fide written offer to the Owners to buy the Company, and one Owner ("Disagreeing Owner") elects not to accept that offer, and that offer is more than ninety percent (90%) of the Net Book Value of the Company, then the Agreeing Owner may notify in writing the Disagreeing Owner that the Agreeing Owner is invoking the provisions of this
Section 7.2.2 and either

                  (a) the Disagreeing Owner shall be required to sell along with the Agreeing Owner their Percentage Interests in the Company. Such sale of the Company shall be at the price and on the terms contained in the Potential Buyer's offer, or

                  (b) the Disagreeing Owner shall be required to buy the Agreeing Owner's Percentage Interest in the Company at the Potential Buyer's offer price multiplied by the Percentage Interest of the Agreeing Owner in the Company, or

                  (c) if the Potential Buyer agrees to buy only the Agreeing Owner's Percentage Interest and reaches an agreement with the Disagreeing Owner on terms to operate the Company, then the Disagreeing Owner must give its written consent to the sale of the Agreeing Owner's Percentage Interest in the Company to the Potential Buyer.

         In the event that the offer is less than ninety percent (90%) of the Net Book Value of the Company, there will be no obligation on the part of the Disagreeing Owner to comply with this Section 7.2.2.

         Each offer required to be made pursuant to this Section 7.2.2 shall be made by a written notice, and which shall set forth the name or names of the proposed purchaser, the payment of the purchase price which shall be all cash and the scheduled date of consummation of such proposed sale. A copy of the written offer from any proposed third party purchasers shall be attached to each notice hereunder.

         7.2.3 OFFER TO BUY OR SELL BY AN OWNER. In the event that either Owner ("Offering Owner") is willing to make an offer, payable entirely in cash, to the other Owner ("Offeree") to purchase all the Offeree's Percentage Interest in the Company, or to sell the Offeree all of its Percentage Interest in the Company for a purchase price payable entirely in cash, the Offering Owner shall notify the Offeree in writing of its desire to do so, designating in such notice the cash price at which it will either sell its Percentage Interest in the Company to the Offeree or buy the Percentage Interest of the Offeree, and designating the date ("Offer Date") of such notice (which date shall be the same date of delivery of notice to the Offeree). Such price ("Purchase Price") shall be stated in terms of the price attributable to one hundred percent (100%) of the Company owned by the Owner. In the event that the Purchase Price is less than ninety percent (90%) of the Net Book Value of the Company, then the offer shall be deemed null and void and neither Owner shall be required to either sell or buy the other Owner's Percentage Interest. In the event that the Purchase Price is more than ninety percent (90%) of the Net Book Value of the Company, then the Offering Owner shall then be obligated in accordance with the terms and provisions of this Section 7.2.3 to either:

                  (a) to purchase the Percentage Interest of the Offeree at a price equal to one hundred percent (100%) of the Purchase Price above multiplied by the Percentage Interest owned by the Offeree in the Company; or

                  (b) to sell to the Offeree the Offering Owner's Percentage Interest in the Company at a price equal to one hundred percent (100%) of the Purchase Price above multiplied by the Percentage Interest owned by the Offering Owner in the Company.

                  (c) ACCEPTANCE OF SALE OFFER. Within thirty (30) days following the Offer Date, if the Offeree desires to purchase the Offering Owner's Percentage Interest in the Company, Offeree shall give written notice to the Company and Offering Owner. In the event that the Offeree fails to so notify the Company and the Offering Owner of its intent to purchase within such thirty (30) day period, then the Offeree shall be deemed to have notified Offering Owner of its intent to sell its Percentage Interest in the Company.

                  (d) PURCHASE BY OFFERING OWNER. In the event that the Offeree shall fail to elect to purchase all Offering Owner's Percentage Interest in the Company pursuant to Section 7.2.3(c) above, the Offeree shall be deemed to have elected (on the last day of such thirty (30) day period) to sell its

                  Percentage Interest in the Company to the Offering Owner, and the Offeree shall sell, and Offering Owner shall buy, the Offeree's Percentage Interest in the Company at the price and upon the terms set forth in the Offering Owner's notice.

                  (e) CLOSING. Any sale or purchase of the Offering Owner's Percentage Interest in the Company in accordance with this
                  Section 7.2.3 shall be closed at the principal office of the Company, 10:00 a.m., Houston, Texas time, on or before the ninetieth (90th) day after the Offer Date, and all requisite documents, instruments and papers shall be signed at the office's of the Company on the day fixed for Closing. All expenses and fees, other than legal fees and expenses, incurred in connection with any such Closing shall be paid equally by the selling and purchasing Owners. Legal fees and expenses relating to the purchase and sale shall be borne by the Owner incurring such fees and expenses.

         7.2.4 TERMINATION OF BUSINESS FOR NO SALE. If the Company is not sold to a third party and neither Owner has provided notice to the other of its respective intent to purchase the other's Percentage Interest, the Business shall terminate at the latest of either (a) five (5) years from the Effective Date of this Agreement, (b) at the expiration of the M-I Term, or (c) at the expiration of the Additional Term, and the Owners shall cause the Company to be wound up. In the event the Owners agree that the Company should be wound up, the Owners shall agree in writing on the appointment of an Investment Banker to solicit buyers for a sale of 100% interest in the Company. Upon the solicitation and receipt by the Investment Banker of a bona fide written offer for the Company, if both Owners agree in writing to such offer by a third party, then both Owners shall instruct the Investment Banker to facilitate such sale in which case the Owners shall each sell their Percentage Interests in the Company and receive the proceeds of the sale in accordance with their respective Percentage Interest in the Company. If one Owner does not agree to such offer by a third party, then the procedure detailed in Section 7.2.2 shall be followed.

         If following solicitation of buyers by the Investment Banker for at least a period of ninety (90) days and there are no offers forthcoming for the Company during such period, the Investment Banker shall be instructed to "auction" the Company as a "going concern" and sell the Company at the highest bid received during a period of an additional ninety (90) days. Both Owners agree that once the auction has been instituted that they shall sell their Percentage Interests in the Company at the highest bid given in the auction, provided that the bid is worth more than fifty (50%) of the Net Book Value of the Company at that time. In any event both Owners may bid during the auction for the Company. All licenses for any Intellectual Property granted by the Owners to the Company shall terminate and be of no further effect upon the winding up of the Company.

         In the event that there is no bid worth more than fifty percent (50%) of the Net Book Value of the Company at that time or that there is no buyer for the Company, the Owners shall cause the Company to be wound up in a liquidation as per Section 7.2.5.

         7.2.5 Winding-Up Process. In a winding-up and liquidation, ownership of M-I Intellectual Property will revert to M-I, ownership of MCA Intellectual Property will revert to MCA, and MCA and M-I shall own, in proportion to their then Percentage Interests in the Company, an undivided interest in all of the Company's other assets (including Intellectual Property and Technology but excluding M-I Intellectual Property and MCA Intellectual Property) without any further payments or amounts owed by either Owner to the other Owner with respect to such ownership of the Company's other assets. All licenses for any Intellectual Property, MCA Intellectual Property or M-I Intellectual Property granted by the Owner to the Company shall terminate and be of no further effect upon the winding up of the Company. Excluding the Owner's respective Intellectual Property, the assets of the Company shall be applied or distributed in liquidation in the following order of priority; provided, however, that if a Owner shall have a negative balance in its Capital Account, such Owner shall immediately, and prior to any distributions made pursuant to this Section 7.3, pay to the Company in cash for distribution as provided in this Section 7.3 an amount equal to the negative balance in said Owner's Capital Account:

         (a) In payment of debts and obligations of the Company owed to third parties or to the Owners;

         (b) To the Owners in payment of any positive balances remaining in their Capital Accounts as determined in accordance with Section 2.9.4 hereof; and

         (c) Any remaining assets shall be distributed to the Owners in accordance with their Percentage Interests.

All licenses for any Intellectual Property, MCA Intellectual Property or M-I Intellectual Property granted by the Owners to the Company shall terminate and be of no further effect upon the winding up of the Company.

         7.3 OTHER TERMINATION. Notwithstanding the language in Section 7.1, either of the Owners may terminate this Agreement by notice in writing to the other upon the occurrence of any of the following:

         7.3.1 MCA, AC or M-I ceases or threatens to cease wholly or substantially to carry on its business because of an actual or contemplated bankruptcy, reconstruction or amalgamation;

         7.3.2 MCA, AC or M-I becomes ultimately controlled by any person or group of persons who, at the date of this Agreement, does not possess such control. For these purposes "control" shall mean the right of the controlling person whether by virtue of rights attaching to shares or otherwise to ensure that the business and affairs of the controlled person are conducted in accordance with the controlling person's wishes. Notwithstanding the foregoing,

         (a) an Owner may only terminate this Agreement if the third party acquiring such control of one of the other Parties to this Agreement is a direct competitor of the terminating Owner in one of the terminating Owner's then current lines of business, and

         (b) neither MCA nor AC may terminate this Agreement if Schlumberger Technology Corporation or one of its affiliates gets ultimate control of M-I.

         If the other Party or Parties to whom the change of "control" does not apply has consented in writing to such change in "control," then such change will not constitute grounds for termination under this Agreement;

         7.3.3 any Party commits a material breach of any term of this Agreement which cannot effectively by remedied or which the Party fails effectively to remedy within thirty (30) days of receipt of a written notice from another Party specifying the breach and requiring remedy; or

         7.3.4 any governmental agency requires the divestiture of more than Twenty-Five percent (25%) of the Company's Business in order to obtain the agency's approval of a sale as provided for in Section 7.2.

         In the event of such termination, the Owners shall cause the Company to be wound up and the Owners shall agree in writing on the appointment of an Investment Banker to solicit buyers for a sale of 100% interest in the Company or of the assets of the Company as described in Section 7.2.4.

         7.4 TERMINATION BECAUSE OF SALE. This Agreement will also be terminated if an Owner or the Owners sell their combined or individual Percentage Interests in the Company to a third party. The procedure upon such a sale will be governed by a separate written agreement between the Owners.

         7.5 EFFECT OF TERMINATION. Termination of this Agreement shall not affect any rights or obligations accrued by the Parties prior to such termination.

8.0   ASSIGNMENT, INDEMNITIES AND INSURANCE.
--------------------------------------------

         8.1 ASSIGNMENT OR TRANSFER. Except as otherwise permitted in this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assigned or transferred by AC, MCA or M-I without the prior written consent of the other Parties. Any such attempted assignment or transfer without such written consent shall be null and void, provided, however, that while a Party shall remain fully obligated hereunder, it may nevertheless perform all or any part of its obligations through one or more of its Affiliates, and it may assign and transfer its Percentage Interest, if an Owner, in the Company to an Affiliate.

         8.2 SUCCESSORS AND ASSIGNS. Subject to the provisions of Section 8.1, this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of AC, MCA and M-I.

         8.3  INDEMNITIES.

         8.3.1 MCA INDEMNITY OBLIGATIONS.Subject to the provisions of this
Section 8.3.1, MCA shall indemnify and hold M-I and its Affiliates and the officers, Management Committee Managers, stockholders, employees and agents of M-I and its Affiliates ("M-I Indemnitees") harmless from and against Damages to the M-I Indemnitees to the extent arising out of or based upon:

                  (i) the ownership, management, operation or use by MCA of the MCA Contributed Assets or MCA Business on or prior to the Closing Date, including without limitation any (A) liability claim on an MCA Product; (B) Taxes with respect to the MCA Business during the period before the Closing; (C) environmental liabilities and obligations of MCA relating to or arising from the

MCA Contributed Assets or MCA Business on or prior to the Closing Date, including (i) payments, penalties, and fines imposed by governmental agencies,
(ii) the costs of clean-up and remediation, and (iii) third-party damages for any environmental or contractual liabilities, now or at anytime hereafter arising from MCA Contributed Assets or MCA Business on or prior to the Closing Date; or (D) any commercial, contractual, employment liabilities or disputes now or at anytime hereafter arising from the MCA Contributed Assets or MCA Business on or prior to the Closing Date, including without limitation any breach of MCA's or AC's obligations under Section 2.3.5.

                  (ii) any actual or threatened violation or noncompliance by AC or MCA with any statute, ordinance or other law, federal, state, local or foreign, or any rule or regulation of any Governmental Entity, including without limitation any Environmental Laws, in connection with the ownership, management, operation or use of the MCA Contributed Assets or the conduct of the MCA Business in each case on or prior to the Closing Date;

                  (iii) any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant of AC or MCA in this Agreement, including the Schedules hereto;

                  (iv) any claims of intellectual property infringement (e.g. patent infringement) based on the Company's resale of MCA Products to the Company's customers.

Notwithstanding, the foregoing such indemnification under this Section 8.3.1 shall not apply to any liabilities and obligations under the MCA Assumed Contracts arising after the Closing Date.

         8.3.2 M-I INDEMNITY OBLIGATIONS. Subject to this Section 8.3.2, M-I shall indemnify and hold AC, MCA and the officers, Board of Directors, stockholders, employees and agents of AC and MCA ("MCA Indemnitees") harmless from and against any Damages of the MCA Indemnitees to the extent arising out of or based upon:

                  (i) the ownership, management, operation or use by M-I of the M-I Contributed Assets or M-I Business on or prior to the Closing Date, including without limitation any (A) liability claim on an M-I Product; (B) Taxes with respect to the M-I Business during the period before the Closing; or
(C) environmental liabilities and obligations of M-I relating to or arising from the M-I Contributed Assets or M-I Business on or prior to the Closing Date, including (i) payments, penalties, and fines imposed by governmental agencies,
(ii) the costs of clean-up and remediation, and (iii) third-party damages for any environmental or contractual liabilities, now or at anytime hereafter arising from M-I Contributed Assets or M-I Business on or prior to the Closing Date; or (D) any commercial, contractual, employment liabilities or disputes now or at anytime hereafter arising from the M-I Contributed Assets or M-I Business on or prior to the Closing Date, including without limitation any breach of M-I's obligations under Section 2.3.4.

                  (ii) any actual or threatened violation or noncompliance by M-I with any statute, ordinance or other law, federal, state, local or foreign, or any rule or regulation of any Governmental Entity, including without limitation any Environmental Laws, in connection with the ownership, management, operation or use of the M-I Contributed Assets or the conduct of the M-I Business in each case on or prior to the Closing Date;

                  (iii) any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant of M-I in this Agreement, including the Schedules hereto;
                  (iv) any claims of intellectual property infringement (e.g. patent infringement) based on the Company's resale of M-I Products to the Company's customers.

Notwithstanding the foregoing such indemnification under this Section 8.3.2 shall not apply to any liabilities or obligations under the M-I Assumed Contracts arising after the Closing Date.

         8.3.3 NOTICE, PARTICIPATION AND DURATION OF INDEMNITY RIGHTS.

         (a) If a claim, demand or action is asserted by a third Person against a Person indemnified pursuant to this Section 8.3 ("Indemnitee"), and if such Indemnitee intends to seek indemnity with respect thereto under this Section 8.3 (which claim, demand or action is herein called an "Indemnified Claim), the Indemnitee shall promptly, and in any event within 30 days of the assertion of such Indemnified Claim notify the Person from whom indemnification is sought ("Indemnitor") of such Indemnified claim. Failure to notify the Indemnitor timely shall not relieve the Indemnitor of any liability which the Indemnitor might have to the Indemnitee except to the extent (and only to the extent) such failure materially prejudices the Indemnitor's position. Upon the assertion of any Indemnified Claim, Indemnitor, at its option, may assume the defense of any Indemnified Claim, and may assert any defense of Indemnitee or Indemnitor; PROVIDED, HOWEVER, that Indemnitee shall have the right at its own expense to participate jointly with Indemnitor in the defense of any such Indemnified Claim. If Indemnitor elects to undertake the defense of any Indemnified Claim hereunder, Indemnitee shall cooperate with Indemnitor in the defense or settlement of the Indemnified Claim. The Indemnitor shall not be entitled to settle any Indemnified Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, unless such settlement involves only the payment of money and the claimant provides to the Indemnitee, in form and substance satisfactory to such Indemnitee, a release from all liability in respect of such Indemnified Claim.

         (b) If the Indemnitor, by the 30th day after receipt of notice of any Indemnified Claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served to prevent judgment by default in favor of the Person asserting the Indemnified Claim) does not elect to defend against such Indemnified Claim, the Indemnitee will (upon further notice to the Indemnitor) have the right to undertake the defense, compromise or settlement of such Indemnified Claim on behalf of and for the account and risk of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such Indemnified Claimed at any time prior to settlement, compromise or final determination thereof.

         8.4 INDEMNIFICATION NOTWITHSTANDING INVESTIGATION OR NEGLIGENCE. NO INVESTIGATION BY OR ON BEHALF OF M-I OR MCA OR THEIR RESPECTIVE AFFILIATES, NOR ANY INFORMATION THAT THEY MAY HAVE OR OBTAIN, NOR NEGLIGENCE ON THE PART OF ANY M-I OR MCA INDEMNITEE, WILL AFFECT THE INDEMNIFICATION PROVIDED IN THIS SECTION 8.

         8.5 SURVIVAL OF INDEMNIFICATION AND REPRESENTATIONS AND WARRANTIES. The respective obligations of the Parties hereto to indemnify and hold harmless the other Party, or any authorized representative thereof, imposed herein or any certificate, agreement, document or other instrument delivered in connection herewith shall survive the Closing and remain in full force and effect until the later of (a) five (5) years after the Closing Date, (b) the termination of the M-I Term, (c) the termination of the Additional Term (collectively called the "Indemnification Period"), or (d) the final resolution of any bona fide claim asserted before the end of such Indemnification Period, except as follows:

         (i) MCA's indemnification obligations and representations and warranties shall survive indefinitely to the extent of claims (A) of fraud perpetrated by MCA or its Affiliates and (B) except for liabilities and obligations pursuant to the MCA Assumed Contracts with respect to the period after the Closing, for liabilities and obligations of MCA otherwise relating to or arising from the MCA Business or the MCA Contributed Assets with respect to the period before the Closing, (including, but not limited to, liabilities for environmental remediation and any claim for the violation of any Environmental
Law) provided that, the liability or obligation of MCA or its Affiliates for breach of the representations in Section 2.3.5(i) and/or to perform any covenants hereunder shall also survive for the Indemnification Period;

         (ii) MCA's indemnification obligations and representations and warranties with respect to Taxes set forth in 8.3.1.(i) shall survive until the expiration of any statute of limitations or prescription period, including extensions thereof, during which any liability for Taxes may be assessed.

         (iii) M-I's indemnification obligations and representations and warranties shall survive indefinitely to the extent of claims (A) of fraud perpetrated by M-I or its Affiliates and (B) except for liabilities and obligations pursuant to the M-I Assumed Contracts with respect to the period after the Closing, for liabilities and obligations of M-I otherwise relating to or arising from the M-I Business or the M-I Contributed Assets with respect to the period before the Closing, (including, but not limited to, liabilities for environmental remediation and any claim for the violation of any Environmental
Law) provided that, the liability or obligation of M-I or its Affiliates for breach of the representations in Section 2.3.4(i) and/or to perform any covenants hereunder shall also survive for the Indemnification Period;

         (iv) M-I's indemnification obligations and representations and warranties with respect to Taxes set forth in 8.3.2.(i) shall survive until the expiration of any statute of limitations or prescription period, including extensions thereof, during which any liability for Taxes may be assessed.

         8.6 LIABILITY LIMITATION. Notwithstanding anything contained herein to the contrary, the maximum liability any Party shall have to the other pursuant to this Agreement shall be limited to Two Million Dollars (US$2,000,000.00) in the aggregate.

         8.7 INSURANCE. M-I, AC and MCA shall each contract and maintain, in effect at its own expense, the amount of insurance which it deems necessary to cover the liabilities which it may incur under the terms of this Agreement including the schedules hereto.

         8.8 WAIVER OF SUBROGATION. M-I, MCA and AC each agree to obtain from its insurer a waiver of its right to subrogation with respect to the other Parties for that which concerns any Damage resulting from the execution of this Agreement.

         8.9 COMPANY INSURANCE. The Parties shall cause the Company to be insured, at its own expense, in accordance with the insurance laws of the State of Texas, unless more insurance is deemed prudent relative to international practices generally accepted in the petroleum industry, including but not limited to the following:

         A. Workers' Compensation and Employers Liability

         B. Comprehensive General Liability

         C. Comprehensive Automobile Liability

         D. Protection and Indemnity Insurance

         E. Marine, Vessel, Hull & Machinery Insurance

         F. All Risk Property Insurance

The above required coverages shall be in such amounts and forms as may be approved from time to time by the Management Committee.

The coverages shall provide that the Parties and their Affiliates be named as additional insureds and further provide that the insurers waive subrogation rights in favor of the Parties and their Affiliates. The additional insured and waiver provisions shall apply only with respect to and to the extent of liabilities of the Company.

9.0   FORCE MAJEURE.
-------------------

         No Party shall be liable to the other Parties for any failure to perform or comply with any obligation or condition of this Agreement if such failure is caused by or arises out of acts of God; floods; fire; earthquake; water; hurricanes; tornadoes; cyclones; riots; insurrections; war; civil disturbances; acts or restrictions of civil or military or governmental officers acting under claim of authority; inability to secure or delay in securing any necessary governmental approval, permit, or license; any government request or regulation; strikes; lockouts; differences with workmen or other labor disturbances; breakages of equipment, tankage, or pipelines; or (without limiting the foregoing) any acts or causes whatsoever beyond the control of the Parties.

10.0   GOVERNING LAW.
--------------------

         This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, excluding its conflict of laws provisions.

11.0   NON-BINDING ARBITRATION.
-------------------------------

                  (a) On the request of any Party hereto, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the Parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by non-binding arbitration in accordance with the terms hereof. In the event of any Dispute, any Party may serve written notice of such Dispute on any other Party and each Party to such Dispute shall undertake in good faith to resolve such Dispute. If the Parties cannot agree to resolve such Dispute within fifteen (15) days after such written notice, any Party to such Dispute may, by further written notice (the "Arbitration Notice") to the other Party, commence an arbitration proceeding by bringing the Dispute to one arbitrator or to an arbitration panel selected as provided below.

                  (b) ARBITRATORS. Dispute shall be decided by a single arbitrator, unless the Parties cannot agree within ten (10) days on a single arbitrator, in which case they shall choose an arbitration panel comprised of three arbitrators, one arbitrator to be selected by the Party who sent the Arbitration Notice, a second arbitrator to be selected by the other Party, and the third arbitrator (the "Independent Arbitrator") who will be the Chairman of the arbitration panel, to be appointed by the first two arbitrators. In the event the first two arbitrators fail to agree on the appointment of the Independent Arbitrator within fifteen (15) days, the Independent Arbitrator shall be appointed on request of any Party hereto by any state district court judge in Harris County, Texas. Whether there is one arbitrator or a panel, each arbitrator shall be a third party and a business person knowledgeable in the subject matter of the Dispute. In the event that any arbitrator shall resign, be unable or otherwise fail to perform his or her duties, the Party appointing the arbitrator shall immediately notify the other Party of such resignation, inability or failure, and a replacement shall immediately be selected by the Party who selected such arbitrator in the instance, or, if the arbitrator to be replaced is the Independent Arbitrator, then the Parties shall attempt in good faith to appoint a mutually agreeable replacement Independent Arbitrator. If the Parties fail to agree on such replacement within fifteen (15) days, either Party may request any state district court judge in Harris County, Texas to appoint such replacement Independent Arbitrator.

         11.1 CONDUCT OF ARBITRATION. The arbitrator or the arbitration panel shall conduct the arbitration in accordance with the Rules of Arbitration of the American Arbitration Association then in effect, except to the extent such rules are inconsistent with the provisions of this Section 11. The Parties shall prepare in writing a statement of their positions, together with counterclaims, with supporting facts, data, and affidavits, if any, and shall submit such statement to the arbitrator, or arbitration panel within fifteen (15) days after selection, but, in any event, within forty-five (45) days after service of the Arbitration Notice. The arbitrator or the arbitration panel shall give all Parties the opportunity to make an oral presentation to the arbitrator or the arbitration panel in the presence of the other Party, if either Party so requests. The Parties shall have, for a period of one-hundred twenty (120) days after service of the Arbitration Notice (the "Discovery Period"), all rights of discovery provided by the Texas Rules of Civil Procedures then obtaining, except, unless otherwise agreed, that all responses to discovery requests shall be served within ten (10) days of such discovery request and no discovery request may be served after the date ten (10) days before the termination of the Discovery Period. The arbitrator or the arbitration panel shall assume jurisdiction over the Dispute, may order interim equitable relief (which shall be specifically enforceable as if it were an Award, as hereinafter defined), and shall be required to make a non-binding determination (the ""ward"). The Award shall determine (i) whether each Party's obligations under this Agreement were met, and (ii) what damages or remedies (which may include equitable relief) are due under the terms of this Agreement. In addition, the arbitrator or the arbitration panel shall award recovery of all costs and fees of arbitration to the prevailing Party. The agreement to arbitrate contained in this Section 11 shall be specifically enforceable under the prevailing arbitration law, and shall survive termination of this Agreement. Judgment upon the Award rendered by the arbitrator or the arbitration panel may be entered in accordance with applicable law in any court having jurisdiction therefor. Arbitration shall, unless all the Parties otherwise agree in writing, take place in Houston, Texas.

12.0   CONFIDENTIALITY.
-----------------------

         All information, whether business or technical, of a confidential nature developed or generated by the Company after the Closing Date shall be considered the Company's Confidential Information. The Parties agree that the Company's Confidential Information will only be used in the furtherance of the Business and will be maintained in confidence by the Parties. The Parties acknowledge that as a consequence of being a Party hereto or of being represented on the Management Committee of the Company that one Party ("Receiving Party") may learn of business and financial information of the other Party ("Disclosing Party") that the Disclosing Party considers confidential. The Receiving Party agrees to maintain such information in strict confidence, not disclose it to a third party, and not use it for its own purposes. A Receiving Party shall not be bound by the covenants of the preceding sentence with respect to information known to it on the date of this Agreement or that becomes public hereafter through no fault of said Receiving Party.

13.0   OTHER AGREEMENTS.
-----------------------

         This Agreement and the Funding Agreement hereby cancel and supersede any and all previous oral or written agreements between the Parties and their Affiliates dealing with the same or a similar subject matter. All discussions and negotiations about the subject matter hereof are merged herein. This Agreement (including all Schedules and Exhibits attached hereto) constitutes the only agreement between the Parties with respect to the subject matter hereof. This Agreement shall not be modified, supplemented, explained, or waived by parole evidence, custom, prior dealing between the Parties, or by any means other than a written document signed by both Parties and dated subsequent to the date hereof.

14.0   SEVERABILITY.
--------------------

         If any provision hereof, not of the essence of this Agreement, shall be held by a court or tribunal of competent jurisdiction to be void or unenforceable, such provisions shall be disregarded or be deemed modified to the least extent necessary to make it valid and enforceable, while preserving to the fullest extent possible the intention and bargain of the Parties as manifested hereby. In such case, the remainder of the Agreement shall be unaffected and shall remain in full force and effect and enforceable according to its terms. In the event that either Party hereto considers that the application of the provisions of this Section seriously disrupts its bargain, then such Party may seek relief under the terms of Section 11.0 above.

15.0   NOTICES.
---------------

          All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

         MCA                                 M-I
                                             ---
         7660 Woodway, Suite 200             P. O. Box 42842
         Houston, Texas 77063                Attention:  General Counsel
         Attn:  Munawar H. Hidayatallah      Facsimile:  832-295-2501
         Facsimile:_713-369-0555             or by hand:
                                             5950 North Course Drive
                                             Houston, Texas 77072


         AC                                  With a copy to:
         7660 Woodway, Suite 200             Theodore F. Pound III
         Houston, Texas 77063                Wilson, Cribbs, Goren & Flaum, P.C.
         Attn:  Munawar H. Hidayatallah      2500 Fannin
         Chairman & Chief Executive Officer  Houston, Texas 77002
         Facsimile:_713-369-0555             Facsimile No: 713-229-8824

16.0   GENERAL PROVISIONS.
--------------------------

         16.1 NON-WAIVER. The failure of MCA or M-I to enforce, at any time, any right either of them may have under this Agreement shall not be a waiver of such right or of any other right.

         16.2 MANAGEMENT COMMITTEE. The initial Management Committee shall consist of the following Managers:

         From MCA:         Munawar H. Hidayatallah
                           Jens H. Mortensen, Jr.
                           Todd C. Seward

         From M-I:         Richard E. Chandler, Jr.
                           Brian W. E. Darling
                           W. Frank Richter

         16.3  NO AGENCY.

         Each Party agrees that nothing contained in this Agreement creates nor is intended to create any agency right in one Party or the others. As such, each Party agrees that it does not have the right to bind in any way the other Parties to any obligations, contract or commitment of the Company without the express written consent of the Party intended to be bound.

17.0   NON-COMPETITION OF PARTIES.
---------------------------------

         17.1 Notwithstanding anything contained in this Agreement to the contrary, AC, MCA and M-I each acknowledge that (i) the Business is national and international in scope, (ii) the agreements and covenants in this Section 17 are essential to protect the Business, and (iii) neither M-I nor AC nor MCA would enter into this Agreement but for the covenants and agreements contained in this
Section 17. MCA and M-I covenant and agree that, during the term of this Agreement and for a period of five (5) years thereafter, MCA and its Affiliates, including AC, and M-I and its Affiliates will not own, manage, operate, join, control or participate in, directly or indirectly, or be a partner or stockholder of, any business engaged in any activity that is in competition in any manner whatsoever with the Business as conducted by the Company, or has been conducted by MCA in the MCA Business three (3) years prior to the date of this

Agreement, or has been conducted by M-I in the M-I Business three (3) years prior to the date of the Agreement, nor shall either MCA or M-I render assistance or advice to any Person that is so engaged, unless MCA or M-I acquires the Percentage Interest of the other in the Company, in which case the acquiring Owner may continue to operate the Company or unless the Company is liquidated, in which case this Section 17.1 will not apply thereafter.

         17.2 AC, MCA and M-I acknowledge that any breach of the provisions of this Section 17 by AC, MCA or M-I will cause irreparable harm to the Company for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, upon determination that AC, MCA or M-I is breaching any of its obligations hereunder or under a separate non-competition agreement, the Company or AC or MCA or M-I, as the case may be, shall be entitled, in addition to, and without having to prove the adequacy of, any remedies at law (including without limitation damages for prior breaches hereof), to specific performance of the obligations of AC or MCA or M-I under this Section 17 as well as injunctive relief (without being required to post bond or other security).

18.0   DEFINITIONS.
-------------------

         "AFFILIATE" means any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession directly or indirectly, of the power to direct or cause the directions of the management and policies of a person whether through the ownership of voting securities or by contract or otherwise. Any new line of business which Schlumberger Technology Corporation and its affiliates, except for M-I, enters into after the Closing Date are specifically excluded from the definition of Affiliate as it pertains to M-I. AC is specifically included within the definition of Affiliate as it pertains to MCA.

         "BUSINESS" means those activities involving air compression services.

         "BUSINESS ACCOUNTS" shall mean any and all books and records or financial statements which reflect the financial condition and/or performance of the Business.

         "CLOSING" means the consummation of the transactions among AC, MCA and M-I contemplated hereby.

         "CLOSING DATE" has the meaning ascribed thereto in Section 2.3.1.

         "COMPANY" has the meaning ascribed in Section 2.1.

         "CONFIDENTIAL INFORMATION" shall include those items set forth in
Section 12.0.

         "DAMAGES" means all judgments, good faith settlements, claims (whether or not such claims are ultimately defeated), losses, penalties, fines, liabilities (including strict liability), costs, and expenses, of whatever kind or nature, contingent or otherwise, reasonable attorney's fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder.

         "ENVIRONMENTAL LAWS" means any and all laws, statutes, ordinances, rules, regulations or orders of any Governmental Entity (including common law duties established by courts or other Governmental Entities) pertaining to the protection of human health (provided, however, this definition is not intended to include health and safety laws, including but not limited to OSHA) and the environment in effect on the date of this Agreement in any jurisdiction, federal, state, local or foreign, in which the Business is operated, including without limitation the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

         "GOVERNMENTAL ENTITY" means any court or any federal, state, local, or foreign legislative body or governmental department, commission, board, bureau, agency or authority.

         "INDEMNIFIED CLAIM" has the meaning ascribed thereto in Section 8.3.

         "INDEMNITEE" has the meaning ascribed thereto in Section 8.3.

         "INDEMNITOR" has the meaning ascribed thereto in Section 8.3.

         "INTANGIBLE ASSETS" means engineering, lab books, manuals, catalogs, brochures, sales literature, promotional or other selling materials, nonproprietary computer software, microfilm records, drawings, specifications, nonproprietary technology, customer lists and all other nonproprietary rights of any kind or character and wherever located which are owned by the Business and used or being developed by and in connection with the Business.

         "INTELLECTUAL PROPERTY" means domestic or foreign patents, patents pending, patent applications, inventions, disclosures, trademarks, trade secrets, proprietary information, know-how, chemical formulation, service marks, license rights, copyrights, whether registered or pending, that relate to the Business after the Closing Date.

         "LEGAL PROCEEDING" means any judicial, administrative or arbitral action, suit, proceeding (public or private), written claim or governmental proceeding.

         "MATERIAL CONTRACTS" means contracts and agreements that provide for payments or receipts by the Business of US$100,000 or more annually, excluding all leases of real property.

         "MCA ASSUMED CONTRACTS" means (i) all product, service or sales contracts relating to the MCA Business, (ii) the MCA Real Property Leases, (iii) other contracts, agreements, and arrangements in any way connected to or supporting the MCA Business.

         "MCA BUSINESS" has the meaning ascribed thereto in the Recitals. "MCA CONTRIBUTED ASSETS" shall have the meaning ascribed to it in Section 2.2.

         "MCA INDEMNITEES" has the meaning ascribed thereto in Section 8.3.2(a).

         "MCA INTELLECTUAL PROPERTY" means domestic or foreign patents, patents pending, patent applications, inventions, disclosures, trademarks, trade secrets, proprietary information, know-how, chemical formulation, service marks, license rights, copyrights, whether registered or pending, that relate to the MCA Business and include those items set forth in Schedule 2.3.5(e).

         "MCA OFFICE ACTIONS" means any substantive correspondence from any patent office or trademark office related to any MCA Intellectual Property.

         "MCA PRODUCT" OR "MCA PRODUCTS" shall mean all products that involve MCA Intellectual Property which are supplied by MCA for resale or rental by the Company to the oil and gas drilling industry.

         "MCA REAL ESTATE LEASES" means any leases which relate to the MCA Business and include those items set forth in Schedule 2.3.5(d).

         "M-I ASSUMED CONTRACTS" means (i) all product, service or sales contracts relating to the M-I Business, (ii) the M-I Real Property Leases, (iii) other contracts, agreements, and arrangements in any way connected to or supporting the M-I Business.

         "M-I BUSINESS" shall have the meaning ascribed to it in the Recitals.

         "M-I CONTRIBUTED ASSETS" shall have the meaning ascribed to it in
Section 2.2.

         "M-I INDEMNITEES" has the meaning ascribed thereto in Section 8.3.1(a).

         "M-I INTELLECTUAL PROPERTY" means domestic or foreign patents, patents pending, patent applications, inventions, disclosures, trademarks, trade secrets, proprietary information, know-how, chemical formulation, service marks, license rights, copyrights, whether registered or pending, that relate to the M-I Business and include those items set forth in Schedule 2.3.4(e).

         "M-I OFFICE ACTIONS" means any substantive correspondence from any patent office or trademark office related to any M-I Intellectual Property.

         "M-I PRODUCT" OR "M-I PRODUCTS" shall mean all products that involve M-I Intellectual Property which are supplied by M-I for resale or rental by the Company to the oil and gas drilling industry.

         "M-I REAL ESTATE LEASES" means any leases which relate to the M-I Business and include those items set forth in Schedule 2.3.4(d).

         "NET BOOK VALUE" means the accounting value of the assets less all the liabilities, determined as of the date of the last audited financial statementof the Company prior to the time that such Net Book Value shall be determined under this Agreement.

         "OWNER" OR OWNERS" mean either M-I or MCA, or both M-I and MCA, as applicable.

         "PARTY" OR PARTIES" mean either M-I or MCA or AC, or M-I, MCA and AC, as applicable.

         "PERMITS" means all permits, licenses, franchises and authorizations that are material to and that relate to the operation of the Business and the ownership and operation of the Contributed Assets all as the same may exist on the Closing Date.

         "PERSON" means an individual, partnership, joint venture, corporation, bank, trust, unincorporated organization or a Governmental Entity.

         "PERSONALTY" means all tools, equipment (including without limitation all computer equipment and hardware), rental equipment, machinery, vehicles and other transportation equipment, furniture, spare parts, supplies and all other tangible personal property of every kind and description (other than Improvements and the Inventories), insofar as any of the foregoing is owned by the Business.

         "PRODUCT" OR "PRODUCTS" shall mean all services that are supplied by the Company for resale or rental to the oil and gas drilling industry.

         "TAXES" means any federal, state, local or foreign income, profit, franchise (including without limitation those that are based on net worth, capitalization, income or total assets), sales, use, transfer, real property transfer, recording, value added, real or personal property or other taxes, assessments, fees, levies, duties (including without limitations customs duties and similar charges), deductions or other charges of any nature whatsoever (including without limitation interest and penalties) imposed by any law, rule or regulation.

         "TECHNOLOGY" means Intellectual Property, Intangible Assets, patents, patents pending, trademarks, trade secrets, know how, copyrights, commercial formulations, processes, proprietary technology, slogans, research and development projects, all other proprietary rights of any kind or character, wherever located, that are used, are being developed or are hereafter developed in connection with the Business of the Company.

19.0   EMPLOYEES.
-----------------

         19.1 NO OBLIGATIONS UNDER PLANS. The Company is not assuming and will not assume either hereunder or otherwise, any obligations to either MCA or M-I former or existing employees with respect to or arising out of any Plan or with respect to any employee benefit which MCA or M-I's former or existing employees may receive from MCA or M-I, respectively, including, but not limited to, any benefits that such employees may be entitled to pursuant to any employment agreement, except as provided in Section 19.2.

         19.2  HIRED EMPLOYEES.

         19.2.1 M-I agrees that the Company will not be obligated to employ any of M-I's former or present employees; provided, however, that the Company may determine, in its sole discretion, to offer employment to the employees listed on SCHEDULE 19.2.1 (the "M-I HIRED EMPLOYEES"), and M-I will use its reasonable efforts to cause such M-I Hired Employees to make available their employment services to the Company. Employment offered to the M-I Hired Employees shall be offered on similar terms (in the aggregate) to those under which M-I employed such M-I Hired Employees as of the Closing; PROVIDED that, the Company is making no assurances as to the length of such employment or that the terms of employment are substantially similar. The Company will credit the M-I Hired Employees with service, for eligibility and vesting purposes, under the Company's employee benefits plans substantially equal to the M-I Hired Employee's service with M-I as of the Closing Date. Any severance obligations due to M-I Hired Employees for previous employment with M-I shall be the sole obligation and responsibility of M-I.

         19.2.2 MCA agrees that the Company will not be obligated to employ any of MCA's former or present employees; provided, however, that the Company may determine, in its sole discretion, to offer employment to the employees listed on SCHEDULE 19.2.2 (the "MCA HIRED EMPLOYEES"), and MCA will use its reasonable efforts to cause such MCA Hired Employees to make available their employment services to the Company. Employment offered to the MCA Hired Employees shall be offered on similar terms (in the aggregate) to those under which MCA employed such MCA Hired Employees as of the Closing; PROVIDED that, the Company is making no assurances as to the length of such employment or that the terms of employment are substantially similar. The Company will credit the MCA Hired Employees with service, for eligibility and vesting purposes, under the Company's employee benefits plans substantially equal to the MCA Hired Employee's service with MCA as of the Closing Date. Any severance obligations due to MCA Hired Employees for previous employment with MCA shall be the sole obligation and responsibility of MCA.

         19.2.3 The Company agrees to provide comprehensive medical insurance benefits to the MCA Hired Employees and M-I Hired Employees (collectively "Hired Employees" and individually "Hired Employee") and their dependents, if applicable, which shall be determined without reference to waiting periods and "pre-existing condition" exceptions, except for those waiting periods and pre-existing conditions that were excluded under the applicable Party's health insurance plan. The Company agrees to credit any deductibles, co-pays and out of pocket expense maximums to the Company's medical insurance policies that provide coverage to Hired Employees and their dependents, if applicable.

         19.2.4 For purposes of determining each Hired Employee's unused calendar year 2003 vacation entitlement, the Hired Employee shall be deemed transferred as of close of business on June 30, 2003. The Company shall not be obligated to carry-over any unused calendar year 2003 or pre-calendar year 2003 vacation entitlement nor be obligated to make any payment in lieu of such unused vacation entitlement. If any Hired Employee, who was allowed to carry-over unused vacation entitlement from year-to-year while in the employment of M-I or MCA or its Affiliate, as applicable,, has unused vacation entitlement at the Closing Date, M-I or MCA, as applicable, shall be obligated to pay to such Hired Employee wages in lieu of such unused carry-over vacation entitlement within ten
(10) days after the Closing Date.

         19.3     NO SOLICITATION.

         M-I and MCA each covenants and agrees that, commencing on the Closing Date and continuing for a period of five (5) years thereafter, neither it nor any of its Affiliates will directly or indirectly (a) attempt to solicit employment from any Key Employee as set forth in SCHEDULE 19.3 or (b) attempt to induce any Key Employee to terminate employment with the Company. However, the preceding sentence shall not apply to those Key Employees who either are terminated by the Company or independently respond to a general publication solicitation for employment by M-I or MCA or one of their Affiliates.

         19.4 SEVERANCE OBLIGATIONS - NON-HIRED EMPLOYEES.

         The Company and its Affiliates shall not be obligated to assume or pay, any obligation for severance (including vacation, thirteenth month, profit sharing or any other benefit arising out of or related to employment with a Party) or separation pay or benefits that becomes payable as a result of the termination of employment of Non-Hired Employees of the Business.

         19.5 SEVERANCE OBLIGATIONS - HIRED EMPLOYEES.

         Any severance indemnity obligation (vacation, thirteenth month salary, profit sharing or any other benefit arising out of or related to employment with a Party) claimed by or awarded to a Hired Employee, as the result of the termination of employment of the Hired Employee within two years after the Closing Date, shall be allocated pro rata to the relevant Party and the Company based on the Hired Employee's pre-Closing Date period of employment and post-Closing Date period of employment. The relevant Party and the Company agree that the total period of employment is the measure for said claim or award.

         19.6 SEVERANCE/TERMINATION OBLIGATIONS - CONSULTANTS AND CONTRACTORS.

         Each Party and its Affiliates agree to assume full responsibility for and costs associated with the termination of any contracts, whether oral or written, arising by virtue of the consulting or independent contracting services performed for the benefit of the Party or its Affiliates.

20.0     INCOME TAX RETURNS, TAX ACCOUNTING, TAX ELECTIONS.
-----------------------------------------------------------

         20.1. PREPARATION OF TAX RETURNS.

         Federal, state and local income tax returns of the Company shall be prepared by the Company. Copies of all tax returns of the Company shall be furnished to MCA, AC and M-I for review and approval by the Management Committee at least thirty (30) days prior to the statutory date for filing, including extensions thereof, if any.

         20.2.  SECTION 754 ELECTION.

         In the event of a transfer of all or part of the interest of either of the Parties, at the request of the transferee, the Management Committee will cause the Company to elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of property as provided by Sections 734 and 743 of the Code.

         20.3.  TAX DECISIONS NOT SPECIFIED.

         Tax decisions and elections for the Company not provided for herein shall be determined by the Management Committee, subject to the following procedures. The Management Committee shall supervise the preparation of and determine methods and elections to be used in filing tax returns provided, however, that the Company shall provide notice of contemplated elections or changes in methods used in the preparation of returns to the Parties, no later than 90 days prior to the statutory date for filing, including extensions thereof, and shall consult with the Parties regarding the decisions and elections. The Parties shall have 10 days after the receipt of such notification to make a written objection to the proposed election or method, and following such objection, the Parties shall negotiate in good faith to resolve the disagreement. Should the Parties fail to resolve any such dispute, the matter shall be referred to an independent accounting firm whose determination shall be final and binding on the Parties. If the Parties fails to provide timely written objection as provided for herein, the method or election shall be considered approved by the Parties.

         20.4  NOTICE OF TAX AUDIT.

         Prompt notice shall be given to the Parties by the Company upon receipt of advice that the Internal Revenue Service or any other taxing authority intends to examine the Company's tax returns for any period.

         In connection with any audit of a tax return of the Company, the Management Committee shall control the supervision of and responses to such audit and shall determine the method and conduct of any contest of a proposed adjustment resulting from such audit; provided however, that the Party shall:
(i) consult in good faith with the Parties regarding the manner of responding to such audit and the conduct of any contest of a proposed adjustment arising from such audit, (ii) keep the Parties promptly informed of all developments arising in connection with any such audit or contest, and (iii) not enter into any settlement of any audit or contest with the Internal Revenue Service without the written consent of the Parties, which shall not be unreasonably withheld.


         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

M-I L.L.C.                                   Mountain Compressed Air, Inc.


By:  /s/ Chirs Rivers                        By   /s/ Munawar H. Hidayatallah
         Chris Rivers                        Name:  Munawar H. Hidayatallah
         Vice President, CFO and Treasurer   Title: Chairman and Chief Executive
                                                    Officer

Allis-Chalmers Corporation

By: /s/ Munawar H. Hidayatallah
Name: Munawar H. Hidayatallah
Title:  Chairman and Chief Executive Officer

                                    Exhibit A

                                Funding Agreement

THIS FUNDING AGREEMENT (this "AGREEMENT"), dated as of the 27th day of June, 2003 (the "Closing"), is entered into by and among M-I L.L.C., a Delaware limited liability company ("M-I"), Allis-Chalmers Corporation, a Delaware corporation ("AC"), Mountain Compressed Air, Inc., a Texas corporation ("MCA"), and AirComp L.L.C., a Delaware limited liability company ("Company"), all collectively referred to herein as the "Parties").

WHEREAS, the Company is a joint venture company, 55% of which is owned by MCA and 45% of which is owned by M-I pursuant to that certain Business Venture Agreement ("Venture Agreement") among AC, MCA and M-I dated as of the date hereof;

WHEREAS, the Company will need funding for its operations after the Closing;

WHEREAS, the Company is willing to obtain financing in the form of one or more loans from Wells Fargo Bank Texas, N.A. (the "Bank") to fund its operations;

WHEREAS, MCA and/or its assignees are willing to secure payment of the financing obtained by the Company from the Bank through MCA's outstanding limited liability company interest in the Company (the "Guarantors"); and

WHEREAS, Company is willing to execute a promissory note in favor of M-I in exchange for assets contributed to the Company by M-I.

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

         1. LOANS.

                  a. SENIOR TERM LOAN. The Company shall obtain a loan of Eight Million Dollars (US$8,000,000.00) on or around the date of Closing, payable by the Company to the Bank on or before the fourth anniversary of the date of Closing (the "Senior Term Loan"). The Senior Term Loan will be used by the Company in part to refinance certain existing indebtedness of the Guarantors, provide working capital, and for general corporate purposes.

                  b. DELAYED DRAW TERM LOAN. The Company shall obtain a loan of One Million Dollars (US$1,000,000.00) on or around the date of Closing, payable by the Company to the Bank at its maturity date, which will be the end of the draw period, such period being no less than eighteen months after the date of Closing and no more than four years after the date of Closing (the "Delayed Draw Term Loan"). The Delayed Draw Term Loan will be used in part by the Company for planned purchases of capital equipment, upgrades, parts and labor.

                  c. REVOLVING LINE OF CREDIT. The Company shall obtain a line of credit of One Million Dollars (US$1,000,000.00) on or around the date of Closing, payable by the Company to the Bank on or around the fourth anniversary of the date of Closing (the "Revolving Line of Credit"). The Revolving Line of Credit will be used in part by the Company for refinancing existing indebtedness of the Guarantors, providing working capital, and for general corporate purposes.

                  d. MasterCard Credit Agreement. The Company shall obtain credit not to exceed One Hundred Thousand Dollars ($100,000.00) from the Bank's affiliate Wells Fargo Bank, N.A., on or around the date of Closing, pursuant to the Wells Fargo Commercial MasterCard Customer Agreement (the "Credit Card Agreement").

                  e. LOANS. The Senior Term Loan, Delayed Draw Term Loan, Revolving Line of Credit and Credit Card Agreement are hereinafter collectively referred to as the "Loans," and individually referred to as the "Loan". The terms of the Loans are defined by the Credit Agreement between the Company and the Bank, attached hereto as Attachment 1.

         2. PAYMENT OF LOANS. The Company agrees to repay the amount of the Loans actually funded by the Bank when such repayment is due to the Bank according to the terms of the individual credit agreements and other agreements required by the Bank to evidence the Loans. The Loans shall bear interest at an annual rate equal to a grid indexed to the London Inter-Bank Offer Rate ("LIBOR"), unless stated otherwise in the respective Loan documents.

         3. ASSIGNMENT. Neither this Agreement nor any rights created hereunder shall be assignable by any of the Parties hereto without the consent of the other Parties, which consent will not be unreasonably withheld.

         4. NOTICES. All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if personally delivered or within five days after the same is deposited with a reputable international carrier or upon receipt of a facsimile transmission, to any Party hereto at the address for such Party set forth below:

                  To M-I:

                  5950 North Course Drive
                  Houston, Texas  77072
                  Tel:  832-295-2774
                  Facsimile:  832-295-2501

                  To AC:

                  7660 Woodway, Suite 200
                  Houston, Texas 77063
                  Attn:  Munawar H. Hidayatallah
                  Chairman & Chief Executive Officer
                  Facsimile:  713-369-0555

                  To MCA:

                  7660 Woodway, Suite 200
                  Houston, Texas 77063
                  Attn:  Munawar H. Hidayatallah
                  Facsimile:  713-369-0555

                  To Company:

                  7660 Woodway, Suite 200
                  Houston, Texas 77063
                  Attn:  Munawar H. Hidayatallah
                  Facsimile:  713-369-0555

         5. ENTIRE AGREEMENT. This Agreement, together, with the Business Venture Agreement by and among M-I, AC and MCA, having an Effective Date of June 30, 2003, and any attachments delivered therewith, constitute the entire agreement between the Parties. No amendment, modification or termination of this Agreement shall be deemed valid unless in writing and signed by the Parties hereto.

         6. FURTHER ASSURANCES. The Parties hereby agree to take such further actions and execute such additional documents as may be reasonably necessary to effectuate the terms of this Agreement and the financing intent evidenced hereby.

         7. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

         8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any principles of conflicts of law.

         9. WAIVER OF BREACH. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to constitute a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof, including the right of any Party thereafter to enforce each and every provision. The waiver by any Party to this Agreement of any breach or violation of any provision of this Agreement by the other Parties hereto shall not operate or be construed to be a waiver of any subsequent breach of violation thereof.

         10. SEVERABILITY. The terms and conditions of this Agreement are hereby deemed by the Parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions hereof.

         11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall be deemed to be one and the same instrument, regardless of whether any one or more Parties sign the same counterpart.

         12. SECURITY AND DEFAULT. MCA by its signature below and through its execution of credit and security or other agreements required by the Bank acknowledges and agrees that all outstanding limited liability company interests in the Company which are owned by MCA and/or its assignees, including AC, (the "MCA Interest") are collateral for, and secure, all of the Loans which Company will obtain from the Bank. Should Company default in its repayment of any Loan amount due to Bank at the time of the Loan's maturity date, MCA and AC (MCA's Guarantor) jointly and severally agree to repay any such Loan amount and accrued interest then due. Should MCA default in repayment of such amounts, then the Bank may obtain the MCA Interest which secures the Loan and sell it to pay any amounts due to the Bank on the Loans. M-I will have the right of first refusal to purchase the MCA Interest from the Bank. Any excess money from the sale of MCA Interest will be returned to MCA. If there is insufficient money from the sale of MCA Interest to pay the amounts due under the Loans, then AC as MCA's Guarantor will pay the difference.

         13. OTHER INDEBTEDNESS. The Company holds a loan of Four Million Eight Hundred Eighteen Thousand Dollars (US $4,818,000.00) from M-I, payable by the Company according to the terms of the promissory note, attached hereto as Attachment 2 and incorporated herein by reference (the "Subordinated Debt"). M-I agrees and acknowledges that the Subordinated Debt owed by the Company to M-I is subordinate to the Loans defined in this Agreement and such Subordinated Debt will be repaid in full with any outstanding accrued interest when the M-I Percentage Interest, as defined in the Business Venture Agreement, is sold by M-I. Annual interest on the Subordinated Debt will be fixed at five percent (5%) per annum and such annual interest will be payable by the Company to M-I only if the Company is in compliance with all the credit agreements and other agreements securing the Loans.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          M-I L.L.C.:

                                 By:  /S/ Chris Rivers
                                 Name:  Crhis Rivers
                                 Title: Chief Financial Officer


                                          ALLIS-CHALMERS CORPORATION:


                                 By:  /s/ Munawar H. Hidayatallah
                                 Name:  Munawar H. Hidayatallah
                                 Title: Chairman and Chief Executive
                                        Officer


                                          MOUNTAIN COMPRESSED AIR, INC.:


                                 By:  /s/ Munawar H. Hidayatallah
                                 Name:  Munawar H. Hidayatallah
                                 Title:  Chairman and Chief Executive Officer



                                          AIRCOMP L.L.C.:


                                 By:  /s/ Terry Keane
                                 Name:  Terry Keane
                                 Title:  President and Chief Operating Officer

                                  ATTACHMENT 1

                                CREDIT AGREEMENT
                                ----------------
               [See Security Agreement attached as Exhibit 10.35]

                     LEGEND FOR SUBORDINATED NOTE - AIRCOMP

Payment of this note is subordinated to the payment of the indebtedness described in that certain Subordination Agreement dated June 26, 2003 between Aircomp L.L.C., M-I L.L.C., and Wells Fargo Texas, National Association pursuant to the terms and conditions set forth therein.

                                  ATTACHMENT 2

                                 PROMISSORY NOTE

DATE:  June 27, 2003

MAKER:  AirComp L.L.C.

PAYEE: M-I L.L.C.

PLACE FOR PAYMENT:         P. O. Box 42842
                           Houston, Texas 77242

PRINCIPAL AMOUNT:          Four Million Eight Hundred Eighteen Thousand and
                           00/100 United States Dollars (USD $4,818,000.00)

TERMS OF PAYMENT:          The Principal amount shall be
                           due and payable when Payee sells the M-I
                           Percentage Interest which is defined in the Business Venture Agreement by and among Maker, Allis-Chalmers Corporation and
                           Mountain Compressed Air, Inc. dated June 27,
                           2003. Interest shall be calculated on the unpaid principal and accrued interest amount and any payment made shall be credited first to the discharge of any interest owed and then the balance to the reduction of the principal outstanding.

ANNUAL INTEREST RATE ON UNPAID PRINCIPAL AMOUNT:  FIVE Percent (5%)

Maker hereby promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount, which is categorized as an unpaid loan, plus interest at the rate stated above. Maker reserves the right to prepay this note in any amount at any time prior to maturity without penalty. All unpaid amounts shall be due by the closing of the sale of the M-I Percentage Interest.

On default in the payment of this note, it shall become immediately due at the election of Payee. Maker waives all demands for payment, presentations for payment, notices of intention to accelerate maturity, protests, and notices of protest.

If this note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through bankruptcy, or other judicial proceeding, then Maker shall pay Payee reasonable attorney's fees in addition to other amounts due. Nothing in this note shall authorize the collection of interest in excess of the highest rate allowed by law.

This Note and the right to receive any payments hereon, including prepayments, is subject to the terms of that certain Subordination Agreement dated as of June 27, 2003, by and among AirComp L.L.C., M-I L.L.C. and Wells Fargo Bank Texas, National Association, reference to which instrument is here made and which instrument is incorporated by reference for all purposes. This is not a negotiable note. Any holder's rights in this Note are subject to the provisions of the Subordination Agreement.

                                                          AirComp L.L.C.

                                                     By:  /s/ Terry Keane
                                                     Name:  Terry Keane
                                                     Title:  President

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

                                    Exhibit B

                            Parent Company Guarantee

We have taken due note that at the date hereof, M-I L.L.C. ("M-I") has entered into a Business Venture Agreement (the "Agreement") with Allis-Chalmers Corporation ("Allis-Chalmers") and Mountain Compressed Air, Inc. ("MCA"), a wholly-owned subsidiary of OilQuip Rentals, Inc. ("OilQuip"), a wholly-owned subsidiary of Allis-Chalmers, and that pursuant to that Agreement, M-I, Allis-Chalmers and MCA have entered into a joint venture for the purpose of developing and expanding the business for air compression in the drilling and workover markets worldwide.

We hereby unconditionally, absolutely, irrevocably, and continuously guarantee MCA's, its successors or assigns' payment of liabilities and/or performance and fulfillment of any and all obligations, terms and conditions set forth under the Agreement and the transactions therein provided. If MCA in any respect fails to perform the obligations contained in the Agreement or commits any breach of the Agreement, Allis-Chalmers will perform on simple demand from M-I or take whatever steps are necessary to achieve performance of the obligations of MCA under the Agreement and will be responsible for any obligations, damages, costs and expenses, arising from the failure or breach for which MCA may be liable under the Agreement. This guarantee shall continue with respect to MCA's obligations under the Agreement, even if we sell MCA, wind up MCA or otherwise cause MCA to cease to exist.

We hereby waive any right to require M-I to (a) proceed against MCA, its successor or assigns, (b) have Allis-Chalmers joined with MCA, its successor or assigns in any suit or proceeding arising out of this guarantee, or (c) pursue any other remedy available to Seller before proceeding immediately and directly against Allis-Chalmers.

This guarantee continues in force notwithstanding any alterations to or deletions from the Agreement until all of MCA's obligations under the Agreement have been performed.

We are not discharged or released from our undertakings hereunder by any waiver or forbearance under the Agreement by M-I whether as to payment, time, performance or otherwise.

IN WITNESS WHEREOF, we have caused this guarantee to be duly executed as of the 27th day of June 2003.

                                  Allis-Chalmers Corporation


                                  By: /s/ Munawar H. Hidayatallah
                                  Name:  Munawar H. Hidayatallah
                                  Title: Chairman and Chief Executive Officer

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